Exhibit 2.1

SHARE PURCHASE AGREEMENT

BETWEEN

TANGOE, INC.

ANOMALOUS NETWORKS INC.

AND

THE SHAREHOLDERS OF ANOMALOUS NETWORKS INC.
LISTED ON SCHEDULE 1 TO THIS AGREEMENT

MADE AS OF

JANUARY 10, 2012

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of January 10, 2012

B E T W E E N:

Tangoe, Inc., a corporation incorporated under the laws of the State of Delaware, U.S.A. (the “Purchaser”),

- and -

Anomalous Networks Inc., a corporation incorporated under the laws of Canada,

-  and  -

The Shareholders of Anomalous Networks Inc. listed on Schedule 1 to this Agreement (the “Vendors”),

WHEREAS the Vendors are the owners of the Shares, being all of the issued and outstanding preferred and common shares of the Corporation;

AND WHEREAS the Vendors desire to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01                                                                           Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Accountants” has the meaning set out in Section 2.05(c).

“Act” means the Canada Business Corporations Act, as amended.

“Affiliate” has the meaning attributed thereto in the Act, provided that when used with respect to the Purchaser, “Affiliates” shall mean any entity controlling, controlled by or under common control with the Purchaser.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Aggregate Exercise Price” means the aggregate exercise price payable by the holders of Options, as set forth in the Purchase Price Schedule.

“Amalco” has the meaning set out in Section 2.01.

“Amalco Common Shares” has the meaning set out in Section 2.01.

“Amalco Preferred Shares” has the meaning set out in Section 2.01.

“Amalgamation” has the meaning set out in Section 2.01.

“Annual Revenue” has the meaning set out in Section 2.05(2).

“Applicable Law” means

(i)                                     any applicable domestic or foreign law including any statute, subordinate legislation or treaty, and

(ii)                                  any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority whether or not having the force of law.

“Articles” has the meaning set out in Section 2.01.

“Balance Sheet” means the balance sheet of the Corporation as at the Balance Sheet Date.

“Balance Sheet Date” means November 30, 2011.

“Benefit Plans” has the meaning set out in Section 3.01(ccc).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in either the City of Montréal, Québec, Canada, or in the State of Connecticut, U.S.A.

“Cash and Cash Equivalents” means cash and cash equivalents as would be included on a balance sheet prepared in accordance with GAAP.

“Cause” means any event, occurrence or series of events or occurrences that would justify the termination of the Founder for cause in accordance with Applicable Laws.

“Certificate of Amalgamation” has the meaning set out in Section 2.01.

“Claims” means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including all legal fees and costs on a solicitor and client basis.

“Closing Date” means the date hereof.

“Closing Stock” means the shares of Purchaser Common Stock issued in accordance with Sections 2.04(2)(c) and 2.04(3)(c) of this Agreement.

“Common Shares” means the Common Shares in the capital of the Corporation.

“Compensation Policies” has the meaning set out in Section 3.01(hhh).

“Contract” means any written contract, lease or other written arrangement that has not expired or been terminated as of the date of this Agreement, including, without limitation, customer agreements, service agreements, statements of work, purchase orders, partner, reseller or other distribution agreements and vendor agreements, to which the Corporation is a party or by which it is bound.

“Corporation” means: (i) prior to the completion of the Amalgamation, Anomalous Networks Inc., a corporation incorporated under the Act, and (ii) after the completion of the Amalgamation, means Amalco (and, for certainty, any reference to the “Corporation” set forth in this Agreement shall be deemed to refer to Amalco, and without limiting the foregoing the representations and warranties set forth in Section 3 hereof shall be deemed to be given by Amalco on the Closing Date in respect of the Amalco).

“Deemed Value” has the meaning set forth in Section 4.03(3).

“Deferred Cash Purchase Price” means the cash payments required to be made by the Purchaser in accordance with Sections 2.04(2)(b) and 2.04(3)(b) of this Agreement.

“Developers” means all persons involved with the creation and writing of the Software, in any capacity whatsoever.

“Disposition” has the meaning set forth in Section 2.06(3).

“Disputed Claim” means a Claim for indemnification by a Purchaser Indemnified Party pursuant to Section 4.02 hereof other than a Resolved Claim.

“Disputed Claims Amount” has the meaning set out in Section 4.03(4).

“Earn-Out Period” has the meaning set out in Section 2.05(2).

“Earn-Out Statement” has the meaning set out in Section 2.05(5).

“Earn-Out Stock” means the shares of Purchaser Common Stock issued in accordance with Sections 2.04(2)(d) and 2.04(3)(d) of this Agreement.

“Environmental Law” means any Applicable Law relating to the environment including those pertaining to

(i)                                     reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and

(ii)                                  the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

“Financial Statements” has the meaning set out in Section 3.01(h).

“Founders” means Jaan Leemet and Daniel Rudich.

“Founder Holdcos” means Leemet Holdings Ltd. and Rudich Holdings Ltd.

“Founder Trusts” means the Jaan Leemet Family Trust and the Daniel Rudich Family Trust.

“Fundamental Representations” has the meaning set forth in Section 3.03(1).

“Fundamental Representations Survival Period” has the meaning set out in Section 3.03(1).

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Good Reason” means the voluntary resignation of any Founder as a result of: (i) any material diminution in his compensation by the Corporation or the Purchaser, (ii) any material diminution in his duties by the Corporation or the Purchaser, and (iii) any request by the Corporation or the Purchaser that the Founder relocate more than 50 km outside of the city limits of Montreal, PQ.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws.

“Hedging Transaction” has the meaning set forth in Section 2.06(3).

“Indemnity Pro Rata Share” means, as to each Vendor, the percentage set forth under the heading “Indemnity Pro Rata Share” in the Purchase Price Schedule.

“Initial Cash Consideration” means the cash payments required to be made by the Purchaser on Closing in accordance with Sections 2.04(1), 2.04(2)(a) and 2.04(3)(a) of this Agreement

“Intellectual Property” means intellectual property of any nature and kind including but not limited to all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, Software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, and know-how.

“IP Representations” has the meaning set forth in Section 3.03(1).

“IP Representations Survival Period” has the meaning set out in Section 3.03(1).

“knowledge” An individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, or if such individual would be aware of such fact or other matter if such individual made reasonable inquiry, including, without limitation, inquiry of such officers, employees or consultants who would be expected to have knowledge of the relevant matter. The Corporation will be deemed to have “knowledge” of a particular fact or other matter if the Founders or any other individual who is serving as a director or officer of the Corporation have knowledge of such fact or other matter (as set forth in the first sentence above). Any Vendor who is not an individual will be deemed to have “knowledge” of a particular fact or other matter if the directors and officers (or persons having similar functions) of such Vendor have knowledge of such fact or matter (as set forth in in the first sentence above).

“Last Quarter Revenue” has the meaning set out in Section 2.05(2).

“Leases” has the meaning set out in Section 3.01(ppp).

“Legends” has the meaning set out in Section 2.06(1).

“Licensed Intellectual Property” means all Intellectual Property that is used by the Corporation but owned by another party.

“Lock Up Period” means, (a) with respect to the Closing Stock, the period beginning upon the issuance of the Closing Stock at Closing and ending on the one (1) year anniversary of Closing; and (b) with respect to the Earn-Out Stock, the period beginning upon the issuance of the Earn-Out Stock at Closing and ending on the later of the Vesting Determination Date and the one (1) year anniversary of Closing.

“Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is reasonably expected to be materially adverse to the business, operations, assets (including intangible assets), liabilities (including, without limitation, contingent liabilities), capitalization, condition (financial or otherwise) or results of operations of the Corporation, provided, however, that in no event shall any Effect to the extent resulting from any of the following, either alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any change after the date of this Agreement in economic conditions in Canada or the global economy or capital or financial markets generally that does not disproportionately affect the Corporation as compared to other corporations in the industry in which the Corporation conducts business; (b) any change after the date of this Agreement in economic conditions generally affecting the industries in which the Corporation conducts business that does not disproportionately affect the Corporation as compared to other corporations in the industry in which the Corporation conducts business; (c) any change after the date of this Agreement in generally accepted Canadian accounting principles that that does not disproportionately affect the Corporation as compared to other corporations in the industry in which the Corporation conducts business; or (d) the loss by the Corporation of employees or customers as a direct result of the announcement or pendency of the transaction contemplated by this Agreement.

“Option 1 Adjusted Purchase Price Per Share” means: (i) the Option 1 Adjusted Total Consideration, divided by (ii) the number of Shares issued and outstanding after the completion of the Amalgamation and immediately prior to the Closing (for certainty, including all of the Amalco Common Shares issuable upon the exercise of all of the granted and outstanding Options).

“Option 1 Adjusted Total Consideration” means: (i) $7,000,000, plus (ii) the Aggregate Exercise Price.

“Option 1 Vendors” has the meaning set out in Section 2.04(1).

“Option 2 Adjusted Purchase Price Per Share” means: (i) the Option 2 Adjusted Total Consideration, divided by (ii) the number of Amalco Common Shares issued and outstanding after the completion of the Amalgamation and immediately prior to the Closing (for certainty, including all of the Amalco Common Shares issuable upon the exercise of all of the granted and outstanding Options but excluding any Amalco Preferred Shares or Amalco Common Shares issuable upon the conversion thereof).

“Option 2 Adjusted Total Consideration” means: (i) the Total Consideration, less (ii) the aggregate amount of the Total Consideration payable to the holders of Amalco Preferred Shares in accordance with Sections 2.04(1) and 2.04(2) of this Agreement.

“Option 2 Vendors” has the meaning set out in Section 2.04(2).

“Optionholders” means the holders of Options.

“Options” means the options to acquire Common Shares (or, upon the completion of the Amalgamation, Amalco Common Shares) outstanding as of the Closing Date as set forth in the Purchase Price Schedule.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Corporation including, without limitation, Registered Intellectual Property and Owned Software.

“Owned Software” means Software which was acquired or developed by or on behalf of the Corporation and which is not Licensed Intellectual Property.

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions, or any item with a similar effect, issued or granted by any Person.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Authority.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Corporation including without limitation information about an identifiable individual, including, without limitation in Canada, information regarding the Corporation’s customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Pre-Closing Taxable Periods” has the meaning set out in Section 4.01(2).

“Preferred Shares” means the Class A Preferred Shares in the capital of the Corporation.

“Privacy Laws” means all applicable federal, provincial, state, municipal or other laws governing the collection, use, disclosure and retention of Personal Information, including, without limitation in Canada, the Personal Information Protection and Electronic Documents Act (Canada).

“Privacy Policies” means all privacy, data protection and similar policies adopted or used by the Vendors in respect of Personal Information, including any complaints process.

“Pro Rata Expenses” means, in respect of each Vendor and Optionholder, the aggregate amount set forth opposite the name of such Vendor or Optionholder under the heading “Pro Rata Expenses” in the Purchase Price Schedule.

“Purchaser Common Stock” means shares of the common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock Trading Price” means the average closing price of one share of Purchaser Common Stock as reported on The NASDAQ Global Market for the twenty consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded to the nearest 0.000001 (with amounts 0.0000005 and above rounded up).

“Purchase Price” has the meaning set out in Section 2.03.

“Purchase Price Per Share” means: (i) the Total Consideration, divided by (ii) the number of Shares issued and outstanding after the completion of the Amalgamation and immediately prior to the Closing (for certainty, calculated on an as-converted basis and including, for such purposes, all of the Shares issuable upon the exercise of the Options).

“Purchase Price Schedule” means Schedule 1 attached hereto.

“Purchaser Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below:

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Purchaser (or any successor thereto) if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Purchaser (or any successor thereto) (the “Outstanding Purchaser Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Purchaser (or any successor thereto) entitled to vote generally in the election of directors (the “Outstanding Purchaser Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Purchaser (or any successor thereto) (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Purchaser (or any successor thereto), unless the Person exercising, converting or exchanging such security acquired such security directly from the Purchaser (or any successor thereto) or an underwriter or agent of the Purchaser (or any successor thereto)), (ii) any acquisition by the Purchaser (or any successor thereto), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Purchaser (or any successor thereto) or any corporation controlled by the Purchaser (or any successor thereto), or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i) and (ii) of subsection (c) of this definition; or

(b)           such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Purchaser (the “Board”), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than the Board; or

(c)           the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Purchaser (or any successor thereto) or a sale or other disposition of all or substantially all of the assets of the Purchaser (or any successor thereto) in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Purchaser Common Stock and Outstanding Purchaser Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Purchaser (or any successor thereto) or substantially all of the assets of the Purchaser (or any successor thereto) either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Purchaser Common Stock and Outstanding Purchaser Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Purchaser (or any successor thereto) or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)           approval by the Board of a complete liquidation or dissolution of the Purchaser (or any successor thereto).

“Purchaser Indemnified Parties” has the meaning set forth in Section 4.02(1).

“Registered Intellectual Property” means all Owned Intellectual Property which is the subject of any application, filing or registration issued by, filed with, or recorded by, any federal or provincial governmental or other relevant authority.

“Regulation S” means Rules 901-905 of the Securities Act, and the Preliminary Notes thereto.

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“Requisite Vendors” means Vendors entitled to receive 85% of the Purchase Price payable to the Vendors, provided that if consent or action of the Requisite Holders is required in circumstances where the consent or action relates solely to the Closing Stock, the Earn-Out Stock or the Deferred Cash Purchase Price, Requisite Vendors shall means Vendors entitled to receive a majority of the Closing Stock, the Earn-Out Stock or the Deferred Cash Purchase Price, as applicable that is issuable or payable to the Vendors.

“Resolved Claims” means a Claim for indemnification by a Purchaser Indemnified Party pursuant to Section 4.02(1) of this Agreement: (i) that has been fully and finally resolved by written agreement as between the Vendor Representative and the Purchaser, (ii) to which the Vendor Representative has not duly objected to in writing in accordance with the procedures set forth in Schedule 4.02 hereof, or (iii) a Final Determination (as such term is defined in Schedule 4.02 hereof) has been made in respect of such Claim.

“Revenue” has the meaning set out in Section 2.05(2).

“Rule 144” means Rule 144 of the Securities Act, and the Preliminary Notes thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means all of the Amalco Common Shares and the Amalco Preferred Shares (including, without limitation, all of the Amalco Common Shares issuable upon the exercise of all of the granted and outstanding Options).

“Software” means all software relating to the Corporation including the computer programs known by the names as set out in Schedule 1.01, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Stock Transfers” has the meaning set out in Section 2.06(1).

“Straddle Period” has the meaning set out in Section 4.01(2).

“Subsidiary” has the meaning attributed thereto in the Act.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Taxes” means all income and other taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, land transfer taxes, windfall profits taxes, alternative or add-on minimum taxes, GST, harmonized sales taxes, customs duties or other taxes of any kind whatsoever, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such Person or for which such Person is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

“Time of Closing” means 10:00 a.m. (EST) on the Closing Date.

“Third Party Programs” has the meaning set out in Section 3.01(nn).

“Total Consideration” means: (i) $9,000,000, plus (ii) the Aggregate Exercise Price.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred at or prior to the Closing in connection with the transactions contemplated by this Agreement by the Corporation or for which the Corporation may be responsible, including, without limitation, premiums and other amounts payable as provided in Section 4.05 for the purchase of “trailing” or “run-off” directors’ and officers’ insurance coverage.

“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with the treatment of the Options in connection with the transactions contemplated by this Agreement.

“Vendor Representations” has the meaning set forth in Section 3.03(2).

“Vendor Representative” has the meaning set forth in Section 2.09.

“Vesting Determination Date” means the date on which a final determination is made pursuant to Section 2.05(5) as to the portion of the Earn-Out Stock that is earned and vested, or the earlier acceleration of such vesting pursuant to Section 2.05(4).

“Vesting Schedule” has the meaning set forth in Section 2.05(5).

1.02                                                                           Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03                                                                           Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities.  The term “including” means “including without limiting the generality of the foregoing”.

1.04                                                                           Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05                                                                           Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken, provided, however, that references to “GAAP” shall mean GAAP as defined in Section 1.01.

1.06                                                                           Currency

Unless otherwise specified in this Agreement, all references to currency herein are to lawful money of the United States of America.

1.07                                                                           Schedules

The Schedules attached to this Agreement are expressly incorporated by reference into this Agreement, and form part of this Agreement.

ARTICLE 2 - SALE AND PURCHASE

2.01                                                                           Amalgamation

Immediately prior to the Closing, the Corporation will complete a long-form amalgamation (the “Amalgamation”) among the Corporation and the Founder Holdcos in accordance with Section 181 of the Act, with the result that: (i) the authorized share capital of the amalgamated corporation (“Amalco”) shall consist of an unlimited number of Common Shares (“Amalco Common Shares”) and an unlimited number of Class A Preferred Shares (“Amalco Preferred Shares”), with the rights, privileges, restrictions and conditions set forth in the current articles of incorporation of the Corporation, as amended (the “Articles”), and (ii) the issued and outstanding share capital of the Corporation and each of the Founder Holdcos shall be converted and exchanged into shares of Amalco, as follows:

(1)           Common Shares held by the Founder Holdcos shall be cancelled;

(2)           each issued and outstanding Common Share held by shareholders other than the Founder Holdcos shall be converted and exchanged into one Amalco Common Share;

(3)           each issued and outstanding Preferred Share shall be converted and exchanged into one Amalco Preferred Share;

(4)           each Class A Common Share in the capital of each of the Founder Holdcos held by the Founder Trusts shall be converted and exchanged into 2003.59 Amalco Common Shares; and

(5)           each Class A Special Share in the capital of each of the Founder Holdcos held by the Founders shall be converted and exchanged into 2.49641 Amalco Common Shares;

with the result that Amalco’s issued and outstanding capitalization after the completion of the Amalgamation and immediately prior to the Closing shall be as set forth in the Purchase Price Schedule under the heading “Corporation Shares”. In addition, effective as of the completion of the Amalgamation and the receipt of a certificate of amalgamation (the “Certificate of Amalgamation”) relating thereto: (i) each granted and outstanding Option shall thereafter be exercisable for one Amalco Common Share, and (ii) the Amalgamation shall have the other effects set forth in Section 186 of the Act and in the amalgamation agreement submitted for approval by the Shareholders prior to the filing of the Certificate of Amalgamation and the completion of the transactions contemplated herein.

2.02                                                                           Shares to be Sold and Purchased

Upon and subject to the terms and conditions hereof, the Vendors will sell to the Purchaser and the Purchaser will purchase from the Vendors the Shares, immediately following the receipt of the Certificate of Amalgamation on the Closing Date.

2.03                                                                           Purchase Price

The purchase price payable to the Vendors for the Shares and to the Optionholders for the Options (such amount being hereinafter referred to as the “Purchase Price”) will be equal to the Total Consideration (subject to certain set-off, adjustment and earn-out provisions set forth herein).  The Purchase Price is payable to the Vendors and the Optionholders as provided in Section 2.04.

2.04                                                                           Payment of Purchase Price

(1)           The Purchase Price payable by the Purchaser for each Amalco Preferred Share held by each Vendor listed in Schedule 2.04 attached hereto (the “Option 1 Vendors”) is equal to the Option 1 Adjusted Purchase Price Per Share.  The Purchaser shall pay and satisfy the Purchase Price payable to each Option 1 Vendor in respect of all of the Shares held by such Option 1 Vendor by paying to such Option 1 Vendor (by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Purchase Price Schedule) an amount equal to: (i) the aggregate amount as set forth opposite the name of such Option 1 Vendor under the heading “Initial Cash Consideration” in the Purchase Price Schedule, less (ii) the amount of such Option 1 Vendor’s Pro Rata Expenses. For certainty, the Purchaser shall not have any obligation to pay any additional amount to any Option 1 Vendor other than the payment contemplated by this Section 2.04(1), and no Option 1 Vendor shall have any right to any Deferred Cash Purchase Price, any Closing Stock or any Earn-Out Stock.

(2)           The Purchase Price payable by the Purchaser for each Share held by a Vendor other than the Option 1 Vendors (the “Option 2 Vendors”) shall be equal to: (i) the Purchase Price Per Share, in the case of each Amalco Preferred Share held by the Option 2 Vendors, and (ii) the Option 2 Adjusted Purchase Price Per Share, in the case of each Amalco Common Share held by the Option 2 Vendors. The Purchaser shall pay and satisfy the Purchase Price payable to each Option 2 Vendor in respect of all of the Shares held by such Option 2 Vendor by paying to such Option 2 Vendor (by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Purchase Price Schedule or in the case of the Closing Stock and Earn-Out Stock as otherwise set forth herein) as follows:

(a)                                  on Closing, the Purchaser shall pay to such Option 2 Vendor the aggregate amount of the Initial Cash Consideration set forth opposite the name of such Option 2 Vendor under the heading “Adjusted Initial Cash Consideration” in the Purchase Price Schedule (and, in connection therewith, each of the Founders hereby acknowledge and agree to the adjustment to the Initial Cash Consideration otherwise payable to each of them and the Option 2 Vendors holding Amalco Preferred Shares immediately prior to Closing in accordance therewith), less (ii) the amount of such Option 2 Vendor’s Pro Rata Expenses;

(b)                                 subject to Section 4.03(2), on the first anniversary of the Closing, the Purchaser shall pay the aggregate amount of the Deferred Cash Purchase Price set forth opposite the name of such Option 2 Vendor under the heading “Adjusted Deferred Cash Purchase Price” in the Purchase Price Schedule;

(c)                                  on Closing, the Purchaser shall issue that number of shares of Closing Stock (rounded down to the nearest whole share) as is equal to: (i) the aggregate amount set forth opposite the name of the Option 2 Vendor under the heading “Closing Stock” in the Purchase Price Schedule, divided by (ii) the Purchaser Common Stock Trading Price; and

(d)                                 on Closing, the Purchaser shall issue that number of shares of Earn-Out Stock (rounded down to the nearest whole share) as is equal to: (i) the aggregate amount set forth opposite the name of the Option 2 Vendor under the heading “Earn-Out Stock” in the Purchase Price Schedule, divided by (ii) the Purchaser Common Stock Trading Price.

(3)           Each Option shall be purchased by the Corporation for proceeds equal to the amount by which the Option 2 Adjusted Purchase Price Per Share exceeds the exercise price of such Option. The consideration payable by the Corporation in connection with such treatment of the Options shall be equal to the following:

(a)                                  on Closing, the Corporation shall pay to such Optionholder the aggregate amount of the Initial Cash Consideration set forth opposite the name of such Optionholder under the heading “Adjusted Initial Cash Consideration” in the Purchase Price Schedule, less (ii) the amount of such Optionholder’s Pro Rata Expenses;

(b)                                 on the first anniversary of the Closing, the Corporation shall pay the aggregate amount of the Deferred Cash Purchase Price, if any, set forth opposite the name of such Optionholder under the heading “Adjusted Deferred Cash Purchase Price” in the Purchase Price Schedule;

(c)                                  on Closing, subject to Section 2.06(7), the Purchaser shall issue and the Corporation shall distribute to the Optionholder that number of shares of Closing Stock (rounded down to the nearest whole share) as is equal to: (i) the aggregate amount set forth opposite the name of the Optionholder under the heading “Closing Stock” in the Purchase Price Schedule, divided by (ii) the Purchaser Common Stock Trading Price; and

(d)                                 on Closing, subject to Section 2.06(7), the Purchaser shall issue and the Corporation shall distribute to the Optionholder that number of shares of Earn-Out Stock (rounded down to the nearest whole share) as is equal to: (i) the aggregate amount set forth opposite the name of the Optionholder under the heading “Earn-Out Stock” in the Purchase Price Schedule, divided by (ii) the Purchaser Common Stock Trading Price.

Purchaser covenants to deliver or cause to be delivered the aggregate consideration to be paid on account of the Options to the Corporation on the Closing Date; provided further, that Purchaser and/or Corporation shall withhold any amounts to be paid to an Optionholder pursuant to this Section 2.04(3) on account of such Optionholder’s Options until such time as the Optionholder has complied with Section 2.06(7) hereof.  The Corporation and the Purchaser agree that it is their common intention to waive any entitlement to a deduction for Canadian Tax purposes in respect of the payment of the aggregate consideration to be paid on account of the Options pursuant to this Section 2.04(3) (or any consideration paid by the Corporation in connection with Section 2.04(3) hereof), in accordance with subsection 110(1.1) of the ITA. In furtherance of the foregoing, Purchaser hereby covenants and agrees with the Vendors and the Corporation that Purchaser (a) shall, and shall cause the Corporation to, make the applicable elections under draft paragraph 110(1.1)(a) of the ITA to forego the deduction of payments made to retire employee stock options pursuant to clauses (ii) or (iii) of this Section 2.04(3) and shall not, and shall cause the Corporation not to, rescind, amend or otherwise modify or seek to nullify any such election.  For greater certainty, the obligation of Purchaser or the Corporation to pay the consideration referred to in this Section 2.04(3) will not be considered a liability of the Corporation for purposes of this Agreement.

(4)           Pursuant to and in accordance with the terms and conditions set forth in this Agreement, the Purchaser has certain set-off rights with respect to the Deferred Cash Purchase Price pursuant to Section 4.03 of this Agreement, and the obligation of the Purchaser to pay the Deferred Cash Purchase Price is subject to such rights.  The Deferred Cash Purchase Price may be prepaid by the Purchaser at any time, in whole or in part, provided that prepayment is made pro rata to all the Vendors and Optionholders entitled to payment of the Deferred Cash Purchase Price, based on the aggregate amount of Deferred Cash Purchase Price payable to each of them as set forth in Sections 2.04(2)(b) and 2.04(3)(b) above.  In the event that at any time prior to payment of all of the Deferred Cash Purchase Price, the amount of the Purchaser’s Cash and Cash Equivalents is less than $15,000,000 (U.S.$), then the Purchaser shall immediately, but in any event within five (5) business days, deposit any unpaid balance of the Deferred Cash Purchase Price into escrow with a third party escrow agent pursuant to an escrow agreement that is mutually acceptable to the Purchaser and the Vendor Representative, pursuant to which the escrow amounts would be available to satisfy indemnity claims of the Purchaser in the same manner as the Deferred Purchase Price would have otherwise been available for such purposes as provided in Section 4.03 and would otherwise be disbursed to the Vendors and Optionholders in accordance with the terms and conditions of Sections 2.04(2)(b) and 2.04(3)(b) above.

(5)           Notwithstanding any provision of this Section 2.04 to the contrary, in no event shall the Purchaser be obligated to pay more than $3,500,000 less any Transaction Expenses not paid directly by the Vendors as the portion of the Purchase Price payable at Closing in immediately available funds, or more than $1,000,000 in the aggregate as the Deferred Cash Purchase Price (less the amount of that portion of the Deferred Cash Purchase Price paid on Closing to the Optionholders other than the Founders in order to offset any withholding and source deduction obligations required to be satisfied by them, all as set forth in the Purchase Price Schedule), or to issue a number of shares of Closing Stock that exceeds $2,500,000 divided by the Purchaser Common Stock Trading Price or a number of shares of Earn-Out Stock that exceeds $2,000,000 divided by the Purchaser Common Stock Trading Price.

2.05                                                                           Earn-Out Stock

The Earn-Out Stock will be subject to vesting or forfeiture, and the parties agree to certain related covenants, as follows:

(1)           The Earn-Out Stock will be earned and become vested (and the provisions herein providing for the removal of any stock legends on any certificates representing the Earn-Out Stock set forth in Section 2.06 shall apply) based on the achievement of the following targets for Annual Revenue or Last Quarter Revenue (both as defined below), whichever results in the greater portion of the Earn-Out Stock becoming earned and vested (the amounts below are not cumulative, and only one line from the two tables below would apply; all amounts are in U.S. Dollars):

Annual Revenue	% Earned and Vested
Under $3,000,000	0%
$3,000,000 to $4,000,000	50%
Over $4,000,000	100%

or, if a greater portion of the Earn-Out Stock would become earned and vested, then as follows:

Last Quarter Revenue	% Earned and Vested
Under $1,000,000	0%
$1,000,000 to $1,250,000	50%
Over $1,250,000	100%

(2)           For purposes of this Agreement, “Revenue” shall mean the gross recurring revenue earned by the Corporation or the Purchaser from (1) the sale of the Corporation’s products and services to the Corporation’s and the Purchaser’s customers, and (2) the sale of the Purchaser’s products and services to the Corporation’s customers, in each case as calculated in accordance with Part 1 of Schedule 2.05.  For purposes of this Agreement, “Annual Revenue” shall mean the Revenue earned for the 12 month period beginning on February 1, 2012 and ending on January 31, 2013 (the “Earn-Out Period”), calculated in accordance with Part 1 of Schedule 2.05.  “Last Quarter Revenue” shall mean the Revenue earned in the last 3 months of the Earn-Out Period, calculated in accordance with Part 1 of Schedule 2.05.

(3)           During the Earn-Out Period, the Purchaser shall comply in all respects with the covenants of the Purchaser set forth in Part 2 and Part 3 of Schedule 2.05. Subject to the foregoing, nothing set forth in this Agreement restricts the Purchaser’s and the Corporation’s discretion in the conduct of the Corporation’s business after Closing, and after Closing the

Purchaser and the Corporation shall have sole discretion as to, and sole control over the conduct of the Corporation’s business. For certainty, any alleged breach of this Section 2.05(3) (including, without limitation, of the covenants of the Purchaser set forth in Part 2 and Part 3 of Schedule 2.05) shall not affect the determination of whether the milestones set forth in subsection 2.05(1) above have been achieved, and the sole recourse of the Vendors and Optionholders for breach of this Section 2.05(3) shall be a Claim pursuant to Section 4.04.

(4)           The Earn-Out Stock shall become fully earned and vested, and no longer subject to forfeiture (and the provisions herein providing for the removal of any stock legends on any certificates representing the Earn-Out Stock set forth in Section 2.06 shall apply), in the event of: (a) the termination of the employment of either Founder by the Corporation or the Purchaser, as applicable, without Cause at any time prior to the end of the Earn-Out Period, or (b) any Purchaser Change of Control that is completed prior to September 1, 2012.  In addition, the Earn-Out Stock initially issued to and then held by any Founder shall become fully earned and vested, and no longer subject to forfeiture (and the provisions herein providing for the removal of any stock legends on any certificates representing the Earn-Out Stock set forth in Section 2.06 shall apply), in the event that such Founder voluntary resigns his employment for Good Reason.

(5)           On or before March 15, 2013, the Purchaser will prepare, or cause to have prepared, and deliver to the Vendor Representative a statement of the Annual Revenue and Last Quarter Revenue and a schedule (the “Vesting Schedule”) setting forth for each Vendor and Optionholder the number of shares of Earn-Out Stock that would be earned and vested and the number that would be forfeited and canceled as a result (the “Earn-Out Statement”). The Purchaser shall provide the Vendor Representative with any and all information that may be reasonably requested by the Vendor Representative to dispute or support the calculations set forth in the Earn-Out Statement.  If the Vendor Representative does not object to the Earn-Out Statement and Vesting Schedule within 10 days of receipt of such statement, or if the Vendor Representative notifies the Purchaser in writing of acceptance of the Earn-Out Statement and Vesting Schedule, then the Earn-Out Statement and Vesting Schedule shall be deemed final and binding on the parties.  In the event that the Vendor Representative delivers a timely written objection to the Earn-Out Statement and Vesting Schedule pursuant to this Section 2.05(5), and the Purchaser and the Vendor Representative are unable to resolve such objection within five (5) days after the Purchaser is notified of the Vendor Representative’s objection, then, within two (2) business days after such failure to resolve the matters in dispute, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants to be agreed by the Vendor Representative and the Purchaser (the “Accountants”).  The Accountants shall prepare their resolution statement within fifteen (15) days of appointment.  The Earn-Out Statement and Vesting Schedule proposed by the Purchaser, as adjusted by agreement of the Vendor Representative and the Purchaser or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by the Vendor Representative, and the resulting vesting and forfeiture of Earn-Out Stock shall be binding on the parties hereto.  The Purchaser and the Vendor Representative shall each pay their own expenses of preparing and analyzing the Earn-Out Statement and Vesting Schedule, and resolving objections thereto.

(6)           For certainty, Earn-Out Stock is subject to certain rights in favor of the Purchaser to settle Claims by the cancellation of shares of Earn Out Stock as set forth in Section 4.03(3) of this Agreement.

2.06                                                                           Stock Issuance; Transfer Restrictions

(1)           The Purchaser will at Closing instruct its stock transfer agent to prepare stock certificates or to issue shares in book entry form, evidencing the Closing Stock and the Earn-Out Stock such shares will be issued in the names of the Option 2 Vendors and Optionholders for the number of shares set forth on the Purchase Price Schedule.  The Purchaser will cause to be placed on the stock certificates (or on the stock transfer agent’s books) with respect to the shares of Closing Stock and Earn-Out Stock the following legends (the “Legends”):

FOR CLOSING STOCK AND EARN-OUT STOCK:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold, pledged or otherwise transferred (nor may the holder otherwise hedge its exposure with respect to the shares) except (a)(1) if they have been registered under the Securities Act, (2) if the Corporation has been furnished with an opinion of legal counsel, reasonably satisfactory to the Corporation, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (3) otherwise in a transaction complying with Rule 905 of Regulation S and the provisions of Rule 144, and (b) in each case in accordance with all applicable securities laws of the United States.”

FOR CLOSING STOCK ONLY:

“The shares represented by this certificate represent “Closing Stock” as such term is defined in that certain Share Purchase Agreement dated January 10, 2012 between the Corporation, Anomalous Networks Inc. and the other parties thereto, and are subject to certain lock up arrangements set forth in Section 2.06(3) thereof and certain forfeiture arrangements set forth in Section 4.03 thereof.”

FOR EARN-OUT STOCK ONLY:

“The shares represented by this certificate represent “Earn-Out Stock” as such term is defined in that certain Share Purchase Agreement dated January 10, 2012 between the Corporation, Anomalous Networks Inc. and the other parties thereto, and are subject to certain lock up arrangements set forth in Section 2.06(3) thereof and certain forfeiture arrangements set forth in Sections 2.05 and 4.03 thereof.”

In connection with the satisfaction of the Purchase Price pursuant to Section 2.04, the Purchaser shall deliver to the Option 2 Vendors and the Corporation (for the benefit of the Optionholders) separate certificates representing the Closing Stock and Earn-Out Stock held by each of them at Closing. Each Option 2 Vendor and Optionholder shall, at the request of the Purchaser in connection with the forfeiture and cancellation of shares of Closing Stock or Earn Out Stock under Sections 2.05(5) or 4.03(3) of this Agreement, deliver to the Purchaser from time to time stock assignments or stock powers in blank (the “Stock Transfers”) to be provided by the Purchaser to its stock transfer agent for purposes of completing the forfeiture and cancellation of shares pursuant to and subject to the terms and conditions of such provisions.

(2)           Promptly after the Vesting Determination Date (other than a Vesting Determination Date triggered by the early vesting of the Earn-Out Stock pursuant to Section 2.05(4) above) and in any event no later than four (4) Business Days following the Vesting Determination Date, the Purchaser shall request from the Option 2 Vendors and the Optionholders, and the Option 2 Vendors and the Optionholders shall duly complete and provide, Stock Transfers providing for the repurchase for cancellation for aggregate consideration of $1 payable to each Option 2 Vendor and Optionholder of any shares of Earn-Out Stock that are not determined to be fully earned and vested in accordance with Section 2.05, and the Purchaser shall supply such Stock Transfers to its stock transfer agent for purposes of completing such repurchase for cancellation.

(3)           The shares of Closing Stock and Earn-Out Stock are issued on the condition that the Option 2 Vendors and Optionholders may not, and the Option 2 Vendors hereby agree that they will not, at any time during the Lock Up Period, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Closing Stock and Earn-Out Stock or enter into any Hedging Transaction (as defined below) relating to the Closing Stock and Earn-Out Stock (each of the foregoing referred to as a “Disposition”).  “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Purchaser’s Common Stock.  During the Lock Up Period, no shares of Closing Stock or Earn-Out Stock may be subject to Disposition unless (i) (a) the shares have been registered under the Securities Act, or (b) the Purchaser has been furnished with an opinion of legal counsel, reasonably satisfactory to the Purchaser, to the effect that such Disposition is exempt from the registration requirements of the Securities Act, or (c) otherwise in a transaction complying with Section 905 of Regulation S and the provisions of Rule 144, and (ii) in each case in accordance with all applicable securities laws of the United States.

(4)           Subject to Section 2.06(5), prior to the end of the Lock Up Period in respect of the Closing Stock, the Purchaser shall take any and all steps as may be required (including, without limitation, providing such legal opinions for the benefit of its stock transfer agent as may be required) in order to direct its stock transfer agent to remove each of the Legends on certificates representing the Closing Stock effective as of 5:00 pm (Montreal time) on the last Business Day of the Lock Up Period in respect of the Closing Stock, after which any trade of the Closing Stock by the holders thereof shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws and shall not require registration under the Securities Act. Subject to Section 2.06(5), within two (2) Business Days of the end of the Lock Up Period in respect of the Earn-Out Stock, the Purchaser shall take any and all steps as may be required (including, without limitation, providing such legal opinions for the benefit of its stock transfer agent as may be required) in order to direct its stock transfer agent to remove each of the Legends on certificates representing the Earn Out Stock, after which any trade of the Earn-Out

Stock by the holders thereof shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws and shall not require registration under the Securities Act.

(5)           Notwithstanding Section 2.06(4) above, solely in respect of the Closing Stock and Earn-Out Stock received by the Vendors, the Purchaser shall be entitled to refuse to provide the instructions to its stock transfer agent pursuant to Section 2.06(4): (i) in respect of Closing Stock held by the Vendors, relating to such number of shares of Closing Stock whose Deemed Value is equal to the value of any Resolved Claims unpaid and outstanding plus the value of any Disputed Claims that are outstanding (in the case of Disputed Claims, subject to the limits set forth in Section 4.03(5)), in each case as at the last Business Day of the Lock Up Period in respect of the Closing Stock, and (ii) in respect of any Earn-Out Stock held by the Vendors, relating to such number of shares of Earn-Out Stock whose Deemed Value (together with the Deemed Value of any Closing Stock described in subsection (i) above) is equal to the value of any Resolved Claims unpaid and outstanding plus the value of any Disputed Claims that are outstanding (in the case of Disputed Claims, subject to the limits set forth in Section 4.03(5)), in each case as at the last Business Day of the Lock Up Period in respect of the Earn-Out Stock.  For certainty, once any Disputed Claim becomes a Resolved Claim, the Purchaser shall provide the instructions to its stock transfer agent pursuant to Section 2.06(4) in respect of any portion of the previously unreleased Closing Stock or Earn-Out Stock that is not required to satisfy the Resolved Claim.

(6)           Any dividends payable on the Earn-Out Stock prior to the Vesting Determination Date shall be withheld by the Purchaser and paid or distributed only with respect to shares of Earn-Out Stock that become vested in accordance with the terms and conditions of this Agreement. If the Purchaser’s Common Stock is subject to any split, combination, recapitalization or other similar event, the resulting securities of the Purchaser shall be subject to the transfer restrictions, vesting terms and set-off rights set forth in this Agreement on the same terms and conditions as the shares of Earn-Out Stock on account of which the additional securities are issued.  Prior to the removal of the Legends from the certificates representing the Closing Stock and the Earn-Out Stock in accordance with the terms of this Section 2.06, the Purchaser shall not be required (i) to transfer on its books any shares of Closing Stock or Earn-Out Stock that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares of Closing Stock or Earn-Out Stock shall have been so transferred.  Each Option 2 Vendor does hereby irrevocably consent to any action taken by the Purchaser in accordance with the Stock Transfer(s) for purposes of executing all documents necessary or appropriate in accordance with Sections 2.06(2) or 4.03(3).

(7)           As a condition to their right to receive shares of Closing Stock or Earn-Out Stock, Optionholders shall be required to agree to sign the intervention agreement (an “Intervention Agreement”) in the form attached hereto as Schedule 2.06 providing for its obligations set forth herein.

(8)           The repurchase for cancellation of the Earn-Out Stock as contemplated herein will be treated as an adjustment to the Purchase Price, as applicable, for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law. No Option 2 Vendor or Optionholder will be deemed to receive for Tax purposes any dividends, securities or other consideration referred to in Section 2.06(6) that is not ultimately released to such Option 2 Vendor or Optionholder after the Vesting Determination Date in accordance with the terms and conditions of this Agreement.

2.07                                                                           Stock Options

Pursuant to the terms of the Corporation’s Stock Option Plan dated as of September 28, 2010 and all related stock option agreements, the Board of Directors of the Corporation shall cause all outstanding options to become fully vested as of the Closing, and will exercise the Corporation’s right to cause all outstanding stock options (after such vesting) to be terminated in exchange for the right to receive the consideration set forth in Section 2.04 above.

2.08                                                                           Withholding

The Corporation, Purchaser and Vendor Representative shall be entitled to deduct and withhold from any amounts of cash or property payable or otherwise deliverable pursuant to this Agreement (including, for the avoidance of doubt, with respect to the treatment of Options pursuant to Section 2.03(3) hereof) such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any Applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Tax slips prepared for Canadian-resident employees will reflect the application of paragraph 110(1)(d) of the Tax Act.  To the extent that the Earn-Out Stock is not fully earned and vested in accordance with this Agreement or there is any other reduction in the Total Consideration payable hereunder, the Corporation will issue revised tax slips to all such affected employees that reflect the final amounts received or receivable by such individuals. Notwithstanding the foregoing, each of the parties hereto agrees that no withholding shall be made in respect of any Vendor in accordance with Section 116 of the Tax Act.

2.09                                                                           Vendor Representative

The Vendors irrevocably constitute and appoint Jaan Leemet, together with such Person’s permitted successors (the “Vendor Representative”), as their true and lawful agent and attorney-in-fact to exercise all or any powers, authority and discretion to waive any terms and conditions of this Agreement, to give and receive notices on their behalf and to be their exclusive representative with respect to any such matter or proceeding arising with respect to this Agreement or the transactions contemplated by this Agreement, including without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Purchaser or its directors, officers, employees and agents or the Vendors may be entitled to indemnification, and the Vendor Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable.  The Vendor Representative shall not be liable for any action taken or not taken by the Vendor Representative in connection with the Vendor Representative’s obligations under this Agreement (i) with the consent of the Vendors who, as of the date of this Agreement, represent the Requisite Vendors, or (ii) in the absence of the Vendor Representative’s own gross negligence or willful misconduct.  If the Vendor Representative shall be unable or unwilling to serve in such capacity, the Vendor Representative’s successor shall be named by those Vendors representing the Requisite Vendors, who shall serve and exercise the powers of the Vendor Representative hereunder.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01                                                                           Corporation Representations and Warranties

The Corporation represents and warrants to the Purchaser that (in each case, subject to the exceptions expressly noted in the Schedules attached hereto):

Corporate

(a)                                  The Corporation is a corporation duly incorporated or amalgamated, organized and subsisting under the laws of Canada with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other Applicable Laws.

(b)                                 The authorized capital of the Corporation consists of an unlimited number of common shares, of which 9,000,000 have been validly issued in compliance with all applicable securities and other Applicable Laws and are outstanding as fully paid and non-assessable, and an unlimited number of Class A Preferred shares, of which 5,233,326 have been validly issued in compliance with all applicable securities and other Applicable Laws and are outstanding as fully paid and non-assessable.

(c)                                  The rights, privileges, restrictions and conditions attached to the common shares and to the Class A Convertible Preferred shares of the Corporation are as set out in the articles of incorporation or amalgamation of the Corporation, as applicable, provided to the Purchaser.

(d)                                 The corporate records and minute books of the Corporation are accurate, complete and up-to-date in all material respects.

(e)                                  All of the issued and outstanding common shares and Class A Convertible Preferred shares of the Corporation are beneficially owned by and registered in the names and amounts set forth on Schedule 3.01(e).  Except for the stock options held by the Optionholders as set forth in Schedule 3.01(e), there are no (i) equity securities or other securities bearing voting or other equity rights, whether contingent or not, of the Corporation outstanding; (ii)  preemptive rights, subscriptions, puts, options, warrants, calls, commitments or other rights, contractual or otherwise, to purchase or acquire any capital stock or equity securities from the Corporation to which the Corporation is a party or by which the Corporation is bound; (iii) agreement or commitment by which the Corporation is, or may become, bound to issue any additional equity interests or any options, warrants or other rights with respect thereto, or any securities convertible or exchangeable into any equity interests; or (iv) restrictions upon the voting or transfer of any of the Shares pursuant to any agreement to which any of the Corporation or, to the knowledge of the Corporation, any Vendor is a party or by which the Corporation or, to the knowledge of the Corporation, any Vendor is bound.

(f)                                    The Corporation has the power, authority and right to enter into, deliver and perform this Agreement.

(g)                                 This Agreement constitutes a valid and legally binding obligation of the Corporation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(h)                                 There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

(i)            the Corporation to allot or issue any of the unissued shares of the Corporation or to create any additional class of shares; or

(ii)           the Corporation to sell, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of the Corporation other than pursuant to purchase orders accepted by the Corporation in the usual and ordinary course of business.

(i)                                     Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendors and the Corporation will result in the violation of:

(i)            any of the provisions of the constating documents or by-laws of any of the Corporation;

(ii)           any agreement or other instrument to which the Corporation or, to the knowledge of the Corporation, the Vendors is a party or by which the Corporation or, to the knowledge of the Corporation, the Vendors is bound; or

(iii)          any Applicable Law.

Financial

(j)                                     The books and records of the Corporation are true and correct and present fairly and disclose in all material respects the financial position of the Corporation and all material financial transactions of the Corporation have been accurately recorded in such books and records and, to the extent possible, such books and records have been prepared in accordance with generally accepted accounting principles consistently applied.  The Corporation has established and maintains effective internal control over financial reporting, including designing and implementing programs and controls to prevent, detect and correct fraud.

(k)                                  The Corporation has delivered to the Purchaser: (a)  an unaudited balance sheet as at January 31, 2011 and the related unaudited statement of profit and loss, and cash flow for the fiscal year then ended, (b) the Balance Sheet as of the Balance Sheet Date and the related unaudited statement of profit and loss, and cash flow for the ten (10) months then ended (collectively, the “Financial Statements”), a copy of which is attached hereto as Schedule 3.01(k).  The Financial Statements:

(i)            are in accordance with the books and accounts of the Corporation as at the dates thereof,

(ii)           are true and correct and present fairly the financial position of the Corporation as at the dates thereof,

(iii)          have been prepared in accordance with generally accepted Canadian accounting principles consistently applied, and

(iv)          present fairly all of the assets and liabilities of the Corporation as at the dates thereof, including all contingent liabilities of the Corporation as at such dates.

(l)                                     The financial position of the Corporation is at least as good as the financial position of the Corporation as at the Balance Sheet Date.

(m)                               The net current asset position and net worth of the Corporation is not less than the net current asset position and net worth of the Corporation as at the Balance Sheet Date, and since November 23, 2011, the Corporation has been operated in the ordinary course of business consistent with prior practice with respect to accounts receivable, accrued expenses, payables, collections, deposits, asset purchases and dispositions, the incurrence of liabilities and other similar matters.

(n)                                 Since the Balance Sheet Date the business of the Corporation has been carried on in its usual and ordinary course and the Corporation has not entered into any transaction out of the usual and ordinary course of business.

(o)                                 Since the Balance Sheet Date there has been no change in the affairs, business, prospects, operations or condition of the Corporation, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business that have not adversely affected the affairs, business, prospects, operations or condition of the Corporation, financial or otherwise.

(p)                                 No current or former director, officer, shareholder or employee of the Corporation or any Person not dealing at arm’s length within the meaning of the Tax Act with any such Person or the Corporation is indebted to the Corporation, except such indebtedness as is disclosed in Schedule 3.01(p).

Condition of Assets

(q)                                 The Corporation is the owner with good title to all assets (including without limitation the Owned Intellectual Property), free and clear of all liens, charges, encumbrances (other than non-exclusive license rights granted to customers in the ordinary course of business pursuant to written agreements, true and correct copies of which have been provided to the Purchaser) and any other rights of others other than those set out in Part II of Schedule 3.01(q) or as otherwise disclosed herein.

(r)                                    The accounts receivable of the Corporation are good accounts receivable collectible within 90 days and are not subject to any defence, counterclaim or set-off.

(s)                                  All machinery and equipment owned or used by the Corporation have been properly maintained and are in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

(t)                                    All supplies and inventories are of merchantable quality and reasonably fit for their usual purpose.

(u)                                 There are no outstanding orders, notices or similar requirements relating to the Corporation issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

(v)                                 No single capital expenditure in excess of $1,000 or capital expenditures in the aggregate in excess of $5,000 have been made or authorized by the Corporation since the Balance Sheet Date other than as set forth on Schedule 3.01(v).

(w)                               No dividends have been declared or paid on or in respect of the Shares and no other distribution on any of its securities or shares has been made by the Corporation since its inception.

(x)                                   The Corporation does not have any liability, obligation or commitment for the payment of Taxes, except such as are disclosed in the Financial Statements or such Taxes not yet due as have arisen since the Balance Sheet Date in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation has been made, and the Corporation is not in arrears with respect to any required withholdings or instalment payments of any Tax of any kind and has not filed any waiver for a taxation year of the Corporation under the Tax Act or any other legislation imposing tax on the Corporation.

(y)                                 There are no outstanding liabilities against the Corporation except trade debts incurred in the usual and ordinary course of business.

Contracts and Commitments

(z)                                   Schedule 3.01(z) lists all Contracts to which the Corporation is a party, provided, however, that Schedule 3.01(z) may omit to list any Contract under which the Corporation’s sole right, benefit, grant of a right or benefit, obligation and liability of any kind was either the receipt or payment of money and under which the maximum monetary right or obligation of the Corporation for the life of the Contract does not exceed $5,000.  Each Contract was entered into, arrived at or performed on behalf of the Corporation with the requisite corporate authority and in accordance with the Corporation’s customary practices.  The Corporation has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Corporation prior to the date hereof.  Neither the Corporation nor, to the Corporation’s knowledge, the other parties to such Contracts are in material default thereof and all such Contracts are valid and in effect, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.  Schedule 3.01(z) identifies each Contract (i) which provides that a change of control of the Corporation will cause a termination of the Contract or constitutes a default thereunder or otherwise grants to the other party the right to terminate the Contract or (ii) which grants any Person a lien, charge, encumbrance or other right on all or any part of the assets of the Corporation.  Except as set forth on Schedule 3.01(z), no customer, supplier, vendor, partner, reseller or other distributor of the Corporation has given any notice (including receipt of notice by electronic means, such as email) to the Corporation or made any threat to the Corporation or otherwise revealed an intent to the Corporation that would reasonably cause the Corporation to believe that such customer, supplier or vendor may cancel or otherwise terminate its relationship with the Corporation, may materially and adversely change its  relationship with the Corporation, may substantially reduce the volume of business it currently does with the Corporation or may refuse to renew any Contract when it expires.  Except as set forth in Schedule 3.01(z), no customer has issued a request for proposals, request for quotes or other similar document, or is otherwise engaged in a competitive bidding or proposal process, pursuant to which the customer is seeking proposals or quotes for products or services that are similar to or that would substitute for products or services offered by the Corporation.  Except as set forth on Schedule 3.01(z), there are not and since January 1, 2009 there have not been, any claims asserted by any customer, supplier, vendor, partner, reseller or other distributor (whether or not resulting in litigation or threatened litigation) against the Corporation, including without limitation, pursuant to any service level agreement or commitment, warranty, milestone, benchmark or performance standard or other similar commitments of the Corporation.  Except as set forth on Schedule 3.01(z), the Corporation is not party to or bound by any Contract under which the Corporation is (A) restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers, in any geographic area, during any period of time or in any segment of any market or (B) restricted from hiring or soliciting any current or former employee of any third party.

(aa)                            The Corporation is not a party to or bound by any guarantee, indemnification, surety or similar obligation.

(bb)                          Except as set forth on Schedule 3.01(bb), the Corporation is not a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee.

(cc)                            The Corporation does not have any subsidiaries or any agreements, options or commitments to acquire any securities of any corporation or to acquire or lease any real property or assets other than, in the latter case, those assets that are to be used in the usual and ordinary course of business.

(dd)                          there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Corporation of its business or any of its assets other than in the usual and ordinary course of business.

Intellectual Property

(ee)                            All of the Registered Intellectual Property is set out on Schedule 3.01(ee).  The Corporation holds the entire right, title and interest in and to all of the Registered Intellectual Property and the related applications or registrations for the same are in good standing.

(ff)                                The Corporation has the exclusive and unfettered right to use the Owned Intellectual Property except to the extent the Corporation has licensed others to use the Owned Intellectual Property, which licences are listed in Schedule 3.01(ff).

(gg)                          All of the contracts for Licensed Intellectual Property are listed in Schedule 3.01(gg).  The Corporation has the non-exclusive right to use the Licensed Intellectual Property except to the extent the rights are identified in Schedule 3.01(gg) as being exclusive.

(hh)                          No consents are required in order for the Licensed Intellectual Property to be licensed or sub-licensed to a third party except as set out in Schedule 3.01(hh).

(ii)                                  Apart from the contracts listed in Schedule 3.01(gg) the Corporation is not a party to any contract or commitment to pay any royalty or other fee to use the Licensed Intellectual Property except as set out in Schedule 3.01(ii).

(jj)                                  The Intellectual Property listed on Schedules 3.01(ee) and 3.01(gg) is all of the Intellectual Property used in or required for the carrying on of the business of the Corporation as currently conducted or as proposed or committed to be conducted in any Contract or outstanding customer proposal.

(kk)                            Neither the use of the Owned Intellectual Property nor the conduct of the business of the Corporation infringes or otherwise violates the Intellectual Property rights of any other Person.  No infringement, misuse or misappropriation of the Owned Intellectual Property has occurred or is occurring.

(ll)                                  All Developers, at the time they wrote the Owned Software, were either full-time employees of the Corporation or were contractors who assigned their intellectual property rights in the Owned Software to the Corporation pursuant to written agreements.

(mm)                      The Developers have waived in writing their moral rights in the Owned Software.

(nn)                          Except for the third party software (“Third Party Programs”) listed in Schedule 3.01(nn), the Owned Software neither contains nor embodies nor uses nor requires any third party software for use, including development tools and utilities, and the Owned Software, together with the Third Party Programs, contains all material necessary for the continued maintenance and development of the Owned Software.

(oo)                          Copies of all current licence and maintenance agreements for the Third Party Programs have been made available by the Corporation to the Purchaser, except in respect of Third Party Programs that are shrink-wrapped software and that are purchased off-the-shelf by the Corporation in order to be passed through to the Corporation’s customers.

(pp)                          Subject to Section 3.01(mm), object code versions of the Software have been provided to those customers of the Owned Software listed in Schedule 3.01(ll) who have executed licences with the Corporation, and no Person except for contractors and except for such licensees have been provided with a copy of the object code of the Owned Software.

(qq)                          Except as disclosed in Schedule 3.01(qq), the source code for the Owned Software has not been delivered or made available to any Person and the Corporation has not agreed to or undertaken to or in any other way promised to provide such source code to any Person.  Except as disclosed in Schedule 3.01(qq), the source code is currently stored in, and has never been removed from, the Corporation’s premises.

(rr)                                Except as listed in Schedule 3.01(rr), there are no, and have never been any, distributors, sales agents, representatives or other persons, including VARs, OEMs or resellers, who have or had rights to market or license the Owned Software.

(ss)                            Schedule 3.01(ss) lists all the other licences, maintenance or support agreements, development contracts and all other agreements (other than requests for proposals and proposals which are referred to in such agreements) between the Corporation and users of the Owned Software, copies of each of which have been made available to the Purchaser.  With respect to the users of the Software listed in Schedule 3.01(ss), all such users have non-transferable, non-exclusive licences to use only object code versions of the Owned Software.

(tt)                                Except as listed in the materials referenced in Schedule 3.01(tt), there are no known material problems or material defects in the Owned Software including bugs, logic errors or failures of the Software to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software operates in accordance with its documentation and specifications in all material respects. The Owned Software does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable Software or data, other software, operating systems, computers or equipment with which the Software interacts.

(uu)                          No Owned Software is currently required to be distributed in source code form by the GNU General Public License or any other “open source” license agreement, nor is the Corporation in violation of any such agreement.

Employees

(vv)                          The Corporation is not a party to or bound by any contract or commitment to pay any management or consulting fee except as disclosed in Schedule 3.01(vv).

(ww)                      The Corporation does not have any written employment contract with any Person whomsoever other than those employment contracts that have been made available to the Purchaser and are disclosed in Schedule 3.01(ww).

(xx)                              Schedule 3.01(xx) sets out:

(i)            the names of all employees of the Corporation;

(ii)           their position/title;

(iii)          their status (i.e. full time, part time, temporary, casual, seasonal, co-op student);

(iv)          their total annual remuneration, including a breakdown of (1) salary and (2) bonus or other incentive compensation, if any;

(v)           other terms and conditions of their employment (other than Benefit Plans and Compensation Policies);

(vi)          whether the employee is union or non-union;

(vii)         if the employee is non-union, whether the employee is providing services pursuant to a written employment contract;

(viii)        their age;

(ix)           their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including without limitation statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement; and

(x)            whether any employees are on any approved or statutory leave of absence, and if so, the reason for such absence and the expected date of return.

(yy)                          Schedule 3.01(yy) sets out:

(i)            the names of all consultants of the Corporation;

(ii)           whether the consultant is providing services pursuant to a written consulting contract;

(iii)          the term of any contract under clause (ii) above;

(iv)          notice, if any, required for the corporation to terminate the consulting relationship without cause;

(v)           the date the consultant first commenced providing services to the Corporation;

(vi)          the hourly fee of the consultant; and

(vii)         the annual fees paid to the consultant for the preceding calendar year.

(zz)                              The Corporation is not bound by or a party to any collective bargaining agreement.

(aaa)                      No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)                                     holds bargaining rights with respect to any employees of the Corporation by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)           has applied to be certified as the bargaining agent of any employees of the Corporation; or

(iii)          has applied to have the Corporation declared a related employer or successor employer pursuant to applicable labour legislation.

(bbb)                   There are no actual, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour related disputes or proceedings pertaining to the Corporation, and there have not been any such activities or disputes or proceedings within the last year, except as disclosed in Schedule 3.01(bbb).

(ccc)                      All vacation pay for employees of the Corporation is properly reflected and accrued in the books and accounts of the Corporation.

(ddd)                   There have been no material increases or decreases in staffing levels of the Corporation since the Balance Sheet Date, there have been no changes in the terms and conditions of employment of any employees of the Corporation, including their salaries, remuneration and any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of the Corporation, and the Corporation has not agreed or otherwise become committed to change any of the foregoing since that date.

(eee)                      The Corporation is employing all employees of the Corporation in compliance with all applicable taxation, health, labour and employment laws, rules, regulations, notices, and orders, including, without limiting the generality thereof, those pertaining to occupational health and safety, pay equity, employment equity, employment standards and workers’ compensation and is not in breach of any such laws, rules, regulations, notices or orders.

Compliance with Privacy Laws

(fff)                            The Corporation has complied in all material respects at all times, including with respect to the transactions contemplated by this Agreement, with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by such Corporation; and to the extent required by applicable Privacy Laws, all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected, and where any Personal Information has been used for additional purposes, the Corporation has obtained any necessary consent from the applicable individual for such additional purposes.  To the extent required by Privacy Laws, the Corporation has in place a privacy policy governing the collection, use and disclosure of Personal and has collected, used and disclosed Personal Information in accordance with such policy.

(ggg)                   Schedule 3.01(ggg) contains a list of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Corporation or any Affiliate or Subsidiary thereof for the benefit of any of the employees, former employees or dependent or independent contractors of the Corporation or their respective dependants or beneficiaries (the “Benefit Plans”) including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the corporation is obliged to contribute or comply including the Canada/Québec Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation and employment insurance legislation.

(hhh)                   Schedule 3.01(hhh) contains a list of all compensation policies and practices of the Corporation (“Compensation Policies”) currently applicable to employees of the Corporation

(iii)                               The Corporation has delivered to the Purchaser true, complete and up-to-date copies of all Benefit Plans and Compensation Policies and all amendments thereto together with all summary descriptions of the Benefit Plans and Compensation Policies provided to past or present participants therein the statement of investment policies for each plan, all funding agreements and service provider contracts or other contracts in respect of the Benefit Plan in respect of which the Corporation may have liability (including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements) and, if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration in respect thereof.

(jjj)                               No fact, condition or circumstance exists that would affect the information contained in the documents provided pursuant to Section 3.01(eee) and, in particular, no promises or commitments have been made by the Corporation to amend any Benefit Plan or Compensation Policy.

(kkk)                      All of the Benefit Plans are duly registered where required by Applicable Law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and have always been administered in compliance with their terms and all Applicable Law.

(lll)                               All contracts in respect of the Benefit Plans are valid and the Corporation can enforce such contracts or cause such contracts to be enforced;

(mmm)             All employer and employee obligations in respect of the Benefit Plans, including payments, contributions and premiums required under Applicable Law and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof and, in particular:

(i)                                    all employer and employee contribution holidays have been permitted by the terms of the Benefit Plans and have been in accordance with Applicable Law; and

(ii)                                 except as permitted by the Benefit Plans, their applicable funding agreements and Applicable Law, there has been no withdrawal of assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plans.

(nnn)                   there are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, to the knowledge of the Corporation, threatened with respect to the Benefit Plans against the Corporation, the funding agent, the insurers or the fund of such Benefit Plans, other than claims for benefits in the ordinary course;

(ooo)                   no order has been made or notice given pursuant to any Applicable Law requiring (or proposing to require) the Corporation to take (or refrain from taking) any action in respect of any Benefit Plan, and no event has occurred and no condition or circumstance exists that has resulted or, could reasonably result in any Benefit Plan (i) being ordered or required to be terminated or wound-up in whole or in part, (ii) have its registration under any Applicable Law refused or revoked, (iii) being placed under the administration of any trustee or any regulatory authority or (iv) being required to pay any material Taxes or penalties under any Applicable Law;

(ppp)                   all of the Benefit Plans are fully funded in accordance with their terms and all Applicable Law and generally accepted actuarial principles and practices;

(qqq)                   the Corporation has no obligation in respect of any Benefit Plans that are multi-employer pension plans or multi-employer benefit plans;

(rrr)                           neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Corporation (whether or not under any Benefit Plan), materially increase the benefits payable or provided under any Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder;

(sss)                      none of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

Realty

(ttt)                            Schedule 3.01(ttt) describes all leases of real property to which the Corporation is a party (the “Leases”).  The Corporation uses no real property other than the real property subject to the Leases.  Other than the leasehold interests created by the Leases, the Corporation holds no interests in real property of any kind.

(uuu)                   The Corporation has delivered to the Purchaser a true, correct and complete copy of the Leases and any and all material ancillary documents pertaining thereto in the Corporation’s possession (including, but not limited to, all amendments, consents for alterations and documents recording variations).  The Leases are legal, valid, binding and enforceable against the Corporation, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court, and each such Lease is in full force and effect and represents the entire lease agreement between the landlord thereunder and the Corporation with respect to the property subject thereto.

(vvv)                   To the Corporation’s knowledge, nothing materially impairs the Corporation’s ability to enforce its rights under the Leases against the landlord, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(www)           The Corporation has undisturbed possession of the premises subject to the Leases and the Leases are in full force and effect and the Corporation is entitled to the benefits of the Leases in accordance with the terms thereof.  The Corporation has not received any notice of a breach or default under any Lease, and the Corporation has not granted to any other Person any irrevocable material rights, adverse or otherwise, under any Lease.  Neither the Corporation nor, to the knowledge of the Corporation, any other party to any Lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under any Lease.

(xxx)                    There is no dispute between the Corporation and any landlord under the Leases and no waiver, indulgence or postponement of the Corporation’s obligations thereunder has been granted by any landlord.

(yyy)                   The rental amount set forth in each of the Leases is the actual rental amount being paid, and there are no separate agreements or understandings with respect to the same.  The operations of the Corporation from the leased premises are not subject to any restriction or limitation that would materially adversely affect the Corporation and are not in contravention of any Applicable Law.

Environmental

(zzz)                      The Corporation is not now, nor has it been in the past three (3) years, in violation of any Environmental Laws, and, to the Corporation’s knowledge, no material expenditures are or will be required to be paid in order to comply with any Environmental Law arising from events or conditions occurring on or before the Closing Date.  Schedule 3.01(zzz) sets forth all Permits the Corporation currently holds under any Environmental Laws.  No Hazardous Substances are used or have been used, stored, or disposed of by the Corporation or, to the Corporation’s knowledge, by any other Person on any real property owned or occupied by the Corporation.

Taxes

(aaaa)                Except as set forth on Schedule 3.01(aaaa) and for statutory liens for current Taxes not yet due, there are no liens for Taxes upon the assets of the Corporation.

General

(bbbb)            There are no actions, suits or proceedings  to which the Corporation is a party and there are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation):

(i)                                     to the knowledge of the Corporation, pending or threatened against or adversely affecting, or which could  adversely affect, the Corporation or any of its assets, or

(ii)                                  before or by any Governmental Authority,

except such actions, suits or proceedings as are disclosed in Schedule 3.01(bbbb). No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and there is no basis for, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any officer or director, pursuant to: (i) the terms of articles of incorporation or by-laws of the Corporation; (ii) any indemnification agreement or other Contract between the Corporation and any such officer or director; or (iii) Applicable Law.

(cccc)                The Corporation is conducting the business of the Corporation in compliance with all Applicable Laws in all material respects and is duly licensed, registered or qualified in the Province of Québec and all municipalities thereof in which the Corporation carries on its business to enable it to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of its business or which may be affected by the completion of the transactions contemplated hereby.

(dddd)            Attached as Schedule 3.01(dddd) is a true and complete list of all licences, registrations, permits and quotas necessary or required to enable the business of the Corporation to be carried on as now conducted and its assets to be owned, leased and operated.

(eeee)                Attached as Schedule 3.01(eeee) is a true and complete list of all insurance policies maintained by the Corporation that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder.

(ffff)                       None of the representations or warranties made by the Corporation in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Corporation pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.02                                                                          Vendors’ Representations

Each Vendor, severally but not jointly, hereby represents and warrants to Purchaser as follows:

(a)                                 The Vendor is the beneficial and registered owner of (and, if an entity other than a corporation, otherwise controls) the Shares free and clear of all liens, charges, encumbrances and any other rights of others.

(b)                                The Vendor has the power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others.

(c)                                 This Agreement constitutes a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)                                There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer,

assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement.

(e)                                  Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i)                                     any of the provisions of the constating documents or by-laws of any of the Vendor, as applicable;

(ii)                                  any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound; or

(iii)                               any Applicable Law.

(f)                                    Each Option 2 Vendor is either: (i) not a “person in the United States” and is “outside the United States” within the meaning of Rule 902(h) of Regulation S, or (ii) an “accredited investor” for purposes of the Regulation D to the Securities Act, in either case as indicated on the Purchase Price Schedule.

(g)                                 Each Option 2 Vendor is acquiring the shares of Closing Stock and Earn-Out Stock for investment for such Option 2 Vendor’s own account.

(h)                                 Without limiting the representations, warranties and covenants of the Purchaser pursuant to Sections 2.06(4) and 3.04(e) of this Agreement, each Option 2 Vendor understands and acknowledges that the offering of the shares of Closing Stock and Earn-Out Stock pursuant to this Agreement will not be registered under the Securities Act (or qualified under any applicable blue sky laws), and that the Purchaser’s reliance upon such exemptions is predicated upon such Option 2 Vendor’s representations set forth in this Agreement.

(i)                                    Each Option 2 Vendor acknowledges and understands that the shares of Closing Stock and Earn-Out Stock must be held until such shares are subsequently registered under the Securities Act and qualified under the law (or other applicable blue sky laws) or an exemption from such registration and such qualification is available.

(j)                                    Each Option 2 Vendor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Option 2 Vendor’s prospective investment in the shares of Closing Stock and Earn-Out Stock; (ii) has the ability to bear the economic risks of such Option 2 Vendor’s prospective investment; (iii) has been furnished with and has had access to such information as such Option 2 Vendor has considered necessary to make a determination as to the investment in such shares together with such additional information as is necessary to verify the accuracy of the information supplied; (iv) has had all questions which have been asked by such Option 2 Vendor satisfactorily answered by the Purchaser; and (v) has not been offered such shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

Each Founder severally but not jointly, hereby represents and warrants to Purchaser as follows with respect to such Founder’s Founder Holdco:

(k)                                 The Founder Holdco is a corporation duly incorporated, organized and subsisting under the laws of Canada with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other Applicable Laws.

(l)                                    The authorized capital of the Founder Holdco consisted at all times solely of the shares described in Section 2.01, all of which were validly issued in compliance with all applicable securities and other Applicable Laws and were outstanding as fully paid and non-assessable immediately prior to the Amalgamation.

(m)                              The corporate records and minute books of the Founder Holdco are accurate, complete and up-to-date in all material respects.

(n)                                 All of the issued and outstanding shares of the Founder Holdco immediately prior to the Amalgamation were beneficially owned by and registered in the names and amounts set forth on Schedule 3.02(n).  There are no (i) equity securities or other securities bearing voting or other equity rights, whether contingent or not, of the Founder Holdco outstanding; (ii)  preemptive rights, subscriptions, puts, options, warrants, calls, commitments or other rights, contractual or otherwise, to purchase or acquire any capital stock or equity securities from the Founder Holdco to which the Founder Holdco is a party or by which the Founder Holdco is bound; or (iii) agreement or commitment by which the Founder Holdco is, or may become, bound to issue any additional equity interests or any options, warrants or other rights with respect thereto, or any securities convertible or exchangeable into any equity interests.

(o)                                 The Founder Holdco has the power, authority and right to enter into and effect the Amalgamation.

(p)                                This documents by which the Amalgamation was authorized and effected constitute valid and legally binding obligations of the Founder Holdco and their shareholders, enforceable against them in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(q)                                 Neither the authorization nor the completion of the Amalgamation will result in the violation of:

(i)                                     any of the provisions of the constating documents or by-laws of the Founder Holdco;

(ii)                                  any agreement or other instrument to which the Founder, the Founder Holdco or the Founder Trust is a party or by which he or it is bound; or

(iii)                               any Applicable Law.

(r)                                   The Founder Holdco at no time held any assets or rights other than the shares of the Corporation held by it, and was at no time party to any agreement of any kind, other than the Corporation’ shareholders’ agreement.

(s)                                 The Founder Holdco never engaged in any trade or business or had revenue, employees or operations of any kind, and at the time of the Amalgamation, had no liabilities, contingent or otherwise, of any kind whatsoever.

(t)                                   The Founder Holdco has paid all Taxes ever payable by it and has no further Tax liabilities of any kind, or any obligation to file any Tax returns.

3.03                                                                          Survival of Corporation’s and Vendors’ Representations, Warranties and Covenants

(1)                                  The representations and warranties of the Corporation set forth in Section 3.01 will survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser for a period of twelve (12) months from the Closing Date (the “Survival Period”), provided that the representations and warranties set forth in Sections 3.01(ee) through 3.01(uu), inclusive (collectively, the “IP Representations”), will continue in full force and effect for the benefit of the Purchaser for a period of twenty-four (24) months from the Closing Date (the “IP Representations Survival Period”), and the representations and warranties set forth in Sections 3.01(a), 3.01(b), 3.01(e), 3.01(h), 3.01(q), 3.01(x), 3.01(zzz) and 3.01(aaaa) (collectively, the “Fundamental Representations”), will continue in full force and effect for the benefit of the Purchaser until expiration of the applicable statute of limitations or reassessment period, as applicable (the “Fundamental Representations Survival Period”).

(2)                                  The representations and warranties of the Vendors set forth in Section 3.02 (the “Vendor Representations”) will survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser until expiration of the Fundamental Representations Survival Period.

(3)                                  The covenants of the Vendors set forth in this Agreement will survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms of this Agreement.

3.04                                                                          Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendors that:

(a)                                  The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the State of Delaware, U.S.A.

(b)                                 The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereunder.

(c)                                 This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)                                 Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a violation of:

(i)                                     any of the provisions of the constating documents or by-laws of the Purchaser;

(ii)                                  any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)                               any Applicable Law.

(e)                                  (i) The shares of Earn-Out Stock and Closing Stock have been issued hereunder pursuant to an exemption under Regulation S of the Securities Act, and, therefore, may be sold without the requirement for the registration of such shares under the Securities Act six months after the date of issuance (subject, however, to the transfer restrictions set forth in Section 2.06), provided, however, with respect to sales occurring prior to twelve months after the date of issuance that the Purchaser is then in compliance with the provisions of Rule 144(c) under the Securities Act, and (ii) the holding period of the Vendors and Optionholders has, in each case, commenced on the date of issuance at Closing under the provisions of Rule 144(d).  Any trade in any shares of Closing Stock or Earn-Out Stock issued to the Option 2 Vendors and Optionholders shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws.

(f)                                    True and complete copies of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Purchaser with the SEC since the date of its initial public offering (the “Purchaser SEC Documents”) are available on the web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document.  Purchaser has sufficient capital resources to pay the Total Consideration and to consummate all of the transactions contemplated by this Agreement.

3.05                                                                          Survival of Purchaser’s Representations, Warranties and Covenants

(1)                                  The representations and warranties of the Purchaser set forth in Section 3.04 will survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendors until expiration of the applicable statute of limitations or reassessment period, as applicable.

(2)                                  The covenants of the Purchaser set forth in this Agreement will survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendors in accordance with the terms of this Agreement.

ARTICLE 4 - COVENANTS

4.01                                                                          Taxes

(1)                                  The Purchaser does not assume and shall not be liable for any Taxes under the Tax Act or any other Taxes whatsoever which may be or become payable by the Vendors or Optionholders including, without limiting the generality of the foregoing, any income Taxes, duties, levies, or administrative fees (other than Transaction Payroll Taxes) payable by the Corporation in connection with the completion of the transaction resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Shares herein contemplated, and the Vendors shall indemnify and save harmless the Purchaser and the Corporation from and against all such taxes in accordance with the terms of Section 4.02(1)(a) below.  Neither the Vendors nor the Optionholders shall have any right to, and shall not receive the benefit of, any tax credits, refunds or similar tax assets of the Corporation that may be claimed or receivable after Closing, even if arising or earned during periods prior to and up to Closing.

(2)                                  The Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Corporation for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date.  The Corporation shall cause to be prepared and filed any Tax Returns of the Corporation for taxable periods that include but do not end on the Closing Date (a “Straddle Period”).  The Corporation shall permit the Vendor Representative or its agents to review and comment on each such Tax

Return described in the prior sentence at least ten (10) days prior to filing and shall make such reasonable revisions as are requested by the Vendor Representative to such Tax Returns. All Tax Returns to be prepared pursuant to this Section 4.01(2) shall be prepared in a manner consistent with the past practice of the Corporation, except as otherwise required by law.

(3)                                  After the Closing Date, except as set forth in the next sentence, the Corporation shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Corporation relating to a Pre-Closing Taxable Period or a Straddle Period (each, a “Contest”).  In the case of a Contest after the Closing Date, the Corporation shall control the conduct of such Contest; provided that such settlement, compromise and/or concession shall not be determinative of the indemnification obligations of the Vendors pursuant to Section 4.02(1)(a) below.

4.02                                                                          Indemnification

(1)                                  Subject to the limitations set forth herein, each Vendor, severally and not jointly and severally, will indemnify and save harmless the Purchaser and the directors, officers, employees and agents of the Purchaser (the “Purchaser Indemnified Parties”) from and against:

(a)                                  the Vendor’s Indemnity Pro Rata Share of all Claims for any Taxes (including, without limiting the generality of the foregoing, assessments or reassessments relating to Scientific Research and Experimental Development credits claimed by the Corporation prior to the date hereof), owing by the Corporation and related to, existing or incurred with respect to periods prior and up to the Closing Date and not otherwise accrued in the Financial Statements or otherwise expressly disclosed in the schedules to this Agreement as Taxes that are or will become due and payable;

(b)                                 the Vendor’s Indemnity Pro Rata Share of any Claim by any Person (i) based on a claimed equity interest in the Corporation as of or prior to Closing, or (ii) for indemnification as an officer or director of the Corporation with respect to pre-Closing periods, solely to the extent that such Claim described in this clause (ii) is not satisfied by the policy of insurance described in Section 4.05 below;

(c)                                  the Vendor’s Indemnity Pro Rata Share of all liabilities (whether accrued, actual, contingent or otherwise) and Claims whatsoever of or in connection with or directly or indirectly relating to the Corporation’s failure to pay in full any Transaction Expenses, or for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, with any Vendor or the Corporation (or any Person acting on their behalf) in connection with the transactions contemplated by this Agreement;

(d)                                 the Vendor’s Indemnity Pro Rata Share of all Claims incurred by the Purchaser resulting from any breach of any covenant of the Corporation contained in this Agreement;

(e)                                  the Vendor’s Indemnity Pro Rata Share of all Claims incurred by the Purchaser resulting from any inaccuracy or misrepresentation in any representation or warranty of the Corporation set forth in Section 3.01; and

(f)                                    all Claims incurred by the Purchaser resulting from any inaccuracy or misrepresentation in the Vendor Representations of such Vendor or of any of the covenants of such Vendor set forth in this Agreement.

(2)                                  Except for equitable remedies, from and after the Closing, the rights to indemnification, compensation and reimbursement set forth in Section 4.02(1) of this Agreement shall be the sole and exclusive remedy of the Purchaser with respect to in the subject matter of this Agreement.

(3)                                  The following limitations shall apply to any Claim for indemnification by the Purchaser Indemnified Parties pursuant to Section 4.02(1) of this Agreement:

(a)                                  subject to Section 4.03(6) below, no Vendor shall be liable for any Claim in excess of the Vendor’s Indemnity Pro Rata Share in respect of a Claim described in Sections 4.02(1)(a),  4.02(1)(b), 4.02(1)(c), 4.02(1)(d), and 4.02(1)(e) above;

(b)                                 no Vendor shall be liable for any Claim in respect of another Vendor made pursuant to Section 4.02(1)(f) above;

(c)                                  no Vendor other than the Founders and the Founder Trusts shall be liable for any Claim described in Sections 4.02(1)(a), 4.02(1)(b), 4.02(1)(c), 4.02(1)(d) or 4.02(1)(e) above unless, in connection with such Claim, the Purchaser also seeks indemnification from the Founders with respect to their Indemnity Pro Rata Share, unless the failure to seek indemnification from a Founder results from advice of counsel to the effect that seeking indemnification from a Founder is prevented by or would result in a violation of Applicable Law or results from a good faith determination that as a practical matter the Founder does not have assets sufficient to satisfy the Claim.;

(d)                                 no Vendor shall be liable for any Claim pursuant to Section 4.02(1)(e) above made after the Survival Period, the IP Representations Survival Period or the Fundamental Representations Survival Period, as applicable;

(e)                                  excluding any Claim made pursuant to Section 4.02(1)(e) relating to any inaccuracy in the IP Representations, the Fundamental Representations or the Vendor Representations, no Vendor shall be liable for the amount of any Claim(s) made pursuant to Section 4.02(1)(e) in excess of an amount equal to the Vendor’s Indemnity Pro Rata Share of $1,800,000 in the aggregate;

(f)                                    no Vendor shall be liable for the amount of any Claim(s) made pursuant to Section 4.02(1)(e) relating to any inaccuracy in the IP Representations in excess of an amount (inclusive of the cap set forth in subsection (e) above) equal to the Vendor’s Indemnity Pro Rata Share of $4,500,000 in the aggregate;

(g)                                 no Vendor shall be liable for Claims made pursuant to Section 4.02(1)(e) relating to the Fundamental Representations, Claims made pursuant to Section 4.02(1)(f) relating to the Vendor Representations, or for Claims described in Sections 4.02(1)(a), 4.02(1)(b), 4.02(1)(c) or 4.02(1)(d) in excess of such Vendor’s Indemnity Pro Rata Share of the Total Consideration (in the case of the Earn-Out Stock, in the amount of the Earn-Out Stock actually earned by the applicable Option 2 Vendors in accordance with this Agreement);

(h)                                 no Vendor shall be liable for any Claim made pursuant to Section 4.02(1)(e), excluding any Claim made pursuant to Section 4.02(1)(e) relating to any inaccuracy in the Fundamental Representations, unless and until the aggregate of all such Claims exceeds $70,000, after which the Purchaser Indemnified Parties would be indemnified back to dollar one of such Claims, such that such amount is a threshold and not a deductible;

(i)                                     in calculating the amount of any Claims, the proceeds actually received by an Purchaser Indemnified Party or any of its affiliates under any insurance policy maintained and paid for by the Corporation prior to Closing shall be deducted from such Claims;

(j)                                     in calculating the amount of any Claims, there shall be taken into account in determining the Purchaser’s damages and losses any tax benefits which are received by the Purchaser and that are directly attributable to such Claims;

(k)                                  if an Purchaser Indemnified Party or any of its affiliates recovers an amount from a third party in respect of Claims that are the subject of indemnification hereunder after all or a portion of such Claims have been paid pursuant to this Section 4.02, the Purchaser Indemnified Party shall promptly remit to the applicable Vendor(s) the amount recovered from the third party, up to a maximum amount equal to the amount paid by such Vendor(s) pursuant to this Section 4.02, less any and all costs or expenses incurred by the Purchaser Indemnified Party in connection with securing or obtaining such amount from the third party;

(l)                                     where facts or circumstances may give rise to a claim for indemnification under more than one clause of Section 4.02(1), the Purchaser Indemnifies Parties may assert and pursue indemnification on more than one basis under Section 4.02(1) and the limitations set forth in this Section 4.02(3) applicable to one clause or basis for an indemnification claim shall not by virtue of such circumstances be deemed to limit recovery under another clause or basis for indemnification;

(m)                               no Purchaser Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or Claims even though such Claims may have resulted from the breach of one or more representations, warranties or covenants in this Agreement;

(n)                                 nothing in this Agreement shall in any way restrict, limit or expand the general obligation in accordance with Applicable Law of a Purchaser Indemnified Party to mitigate any Claims which it may suffer or incur by reason of the breach by a Vendor of any representation, warranty or covenant under this Agreement;

(o)                                 notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Claims shall not include any punitive damages, other than to the extent paid to a third party in connection with any Claim; and

(p)                                 without limiting subsection (l) above, each limitation set forth herein may be read and construed together, and is not exclusive of any other limitation set forth herein.

(4)           Notwithstanding anything herein to the contrary, the limitations set forth in Sections 4.02(2) and 4.02(3) shall not apply to claims resulting from fraudulent conduct.

(5)           Any claim by any Purchaser Indemnified Party shall be subject to the notice and dispute resolution procedures set forth in Schedule 4.02 attached hereto.

4.03                                                                           Purchaser’s Set-Off and Recovery Rights

(1)           Without limiting the notice and dispute resolution procedures set forth in Schedule 4.02 attached hereto, the Purchaser Indemnified Parties shall be entitled to set-off and recovery against the Deferred Cash Purchase Price, the Closing Stock and the Earn-Out Stock for any amounts that become due and payable to the Purchaser in respect of any Resolved Claims.

(2)           With respect to any Resolved Claim, the Purchaser may set-off against and permanently recover from the Deferred Cash Purchase Price required to be made by the Purchaser to each of the Option 2 Vendors an amount equal to the Option 2 Vendor’s payment obligation to the Purchaser Indemnified Parties as a result of the Resolved Claim.  The right of set-off against the Deferred Cash Purchase Price may be exercised prior to exercising set-off rights against shares of Closing Stock or Earn-Out Stock and no Vendor shall have the right to require the Purchaser Indemnified Parties to accept cancellation of shares of Closing Stock or Earn-Out Stock in satisfaction of a Resolved Claim while any Deferred Cash Purchase Price remains available to satisfy such Resolved Claim.

(3)           In the event that no portion of the Deferred Cash Purchase Price payable to an Option 2 Vendor remains available for set-off and the Purchaser Indemnified Parties have unsatisfied Resolved Claims, then each Option 2 Vendor shall have the right to settle such Resolved Claims by forfeiting shares of Closing Stock or vested Earn-Out Stock for cancellation by the Purchaser, and the Purchaser shall have the right in the absence of the satisfaction of the Resolved Claims by payment from an Option 2 Vendor in immediately available funds, to satisfy such Resolved Claims by forfeiting shares of Closing Stock or vested Earn-Out Stock for cancellation. The value of the Purchaser’s Common Stock used for purposes of determining the number of shares of Closing Stock or Earn-Out Stock to be used to satisfy Resolved Claims due and owing pursuant to Section 4.02 (the “Deemed Value”) shall be the greater of: (i) the Purchaser Common Stock Trading Price, and (ii) the average closing price of one share of Purchaser Common Stock as reported on The NASDAQ Global Market for the twenty consecutive trading days ending on the trading day immediately preceding the date of the final determination or settlement of the Resolved Claim (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded to the nearest 0.000001 (with amounts 0.0000005 and above rounded up). Within ten (10) days of the date of the final determination or settlement of a Resolved Claim, each Option 2 Vendor shall either pay all amounts payable by such Option 2 Vendor on account of such Resolved Claim in immediately available funds or shall cause the Vendor Representative to communicate in writing to the Purchaser the extent to which any Option 2 Vendor wishes to settle the amount of any Resolved Claim owing by him pursuant to this Section 4.03(3).  If prior to the earlier of the end of the applicable Lock Up Period or the end of such 10-day period, the Option 2 Vendor does not either pay all amounts payable by such Option 2 Vendor on account of such Resolved Claim in immediately available funds or cause the Vendor Representative to provide the notice referred to in the preceding sentence, then upon written notice to the Vendor Representative, the Purchaser shall have the right to exercise set-off rights against the Closing Stock and/or vested Earn-Out Stock by providing written notice to its stock transfer agent to cancel the applicable number of shares of Closing Stock or vested Earn-Out Stock (based on the Deemed Value, as calculated above) in satisfaction of the Option 2 Vendor’s obligations in respect of the Resolved Claim. For certainty, the rights set forth in the preceding sentence shall not apply after the expiry of the applicable Lock Up Period in respect of the Closing Stock or Earn Out Stock. The aggregate purchase price of each tranche of shares of Closing Stock or vested Earn-Out Stock forfeited for cancellation by an Option 2 Vendor pursuant to the foregoing shall be $1.00.

(4)           If there are any Disputed Claims at the time of the Purchaser’s required payment of the Deferred Cash Purchase Price in accordance with Section 2.04(2)(b) above, the Purchaser may withhold from the payment required to be made by the Purchaser to each of the Option 2 Vendors pursuant thereto above an amount (the “Disputed Claims Amount”) equal to the Option 2 Vendor’s payment obligation to the Purchaser Indemnified Parties as a result of the Resolved Claim.  If the Purchaser withholds any Disputed Claims Amount from the Option 2 Vendors, the Purchaser shall upon the request of the Vendor Representative pay the Disputed Claims Amount to a third party escrow agent mutually agreeable to the Vendor Representative and the Purchaser, to be held by such agent pending the resolution of the Disputed Claim. The fees and expenses of such escrow agent shall be shared equally by the Purchaser and the Option 2 Vendors whose portion of the Deferred Purchase Price is to be placed in escrow. If, after the final resolution of any Disputed Claims Amount, the Option 2 Vendors owe any portion of the Disputed Claims Amount to any Purchaser Indemnified Party, the Purchaser shall recover such amount from the escrow (to the extent sufficient for such purpose) and any balance (together with interest accrued on the Disputed Claims Amount) shall be released to the applicable Option 2 Vendor, all of which shall be set forth in a form of escrow agreement to be entered into by the Purchaser, the Vendor Representative and the escrow agent.

(5)           If there are any Disputed Claims at the end of the applicable Lock Up Period for the Closing Stock or the Earn-Out Stock, and if any Deferred Purchase Price then held in escrow pursuant to Section 4.03(4) is not sufficient to satisfy any then pending Disputed Claim Amounts, then the Purchaser may cause shares of Closing Stock or vested Earn-Out Stock to remain restricted and locked up, having a Deemed Value equal to the Disputed Claims Amount, but in any event the Deemed Value of shares that remain restricted and locked-up after the expiry of the applicable Lock Up Period may not exceed $300,000.  If, after the final resolution of any

Disputed Claims Amount, the Option 2 Vendors owe any portion of the Disputed Claims Amount to any Purchaser Indemnified Party, the Purchaser shall recover any such amount from the shares of Closing Stock or Earn-Out Stock that remain subject to lock up and restriction and the balance of the shares that remained subject to restriction and lock-up shall be released.

(6)           Notwithstanding any provision of Section 4.02 or this 4.03 to the contrary, the Purchaser Indemnified Parties shall have the right to recover the Indemnity Pro Rata Share of any or all of the Option 1 Vendors with respect to the first $1,000,000 in Resolved Claims (other than any Resolved Claims made against a specific Option 1 Vendor pursuant to Section 4.02(1)(f) above) by set-off against the Deferred Purchase Price payable to Option 2 Vendors or shares of Closing Stock and Earn-Out Stock held by the Option 2 Vendors.  Solely for such purposes, the Option 1 Vendors’ indemnity obligations to the Purchaser Indemnified Parties shall be deemed to be re-allocated to the Option 2 Vendors, proportionately among the Option 2 Vendors based on their Indemnity Pro Rata Shares, and all of the provisions of this Agreement related to the Purchaser’s set-off rights relating to Resolved Claims shall operate and be applied to such re-allocated indemnity obligations. Each Option 1 Vendor hereby agrees that, to the extent that the Option 2 Vendors satisfy all or any portion of such Option 1 Vendor’s Indemnity Pro Rata Share of such Resolved Claim pursuant to this Section 4.03(6), such Option 1 Vendor shall severally and not jointly be obligated to indemnify such Option 2 Vendors from and against such liability (subject to all of the limitations set forth in Section 4.02 hereof).

4.04                                                                           Covenants of the Purchaser

(1)           In addition to any other provision for indemnification by the Purchaser contained in this Agreement, the Purchaser will indemnify and save harmless each of the Vendors and the Optionholders from and against all Claims incurred by the Vendors or the Optionholders directly or indirectly resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.04.

(2)           Notwithstanding any of the other provisions of this Agreement, the Purchaser will not be liable to the Vendors or the Optionholders for any Claim directly or indirectly resulting from:

(a)                                  any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.04 unless any claim or demand by the Vendors against the Purchaser with respect thereto is given to the Purchaser by the Vendors within the time period referred to in Section 3.05(1);

(b)                                 any matter from and against which the Vendors are indemnified hereunder in excess of the Total Consideration.

(3)                                  Notwithstanding anything herein to the contrary, the limitations set forth in Section 4.04(2) shall not apply to claims resulting from fraudulent conduct.

4.05                                                                           Director & Officer Indemnification

The Corporation shall, prior to Closing, secure a directors’ and officers’ errors and omissions insurance coverage for current and former directors and officers on “trailing” or “run-off” basis, for such duration no less than six (6) years, such insurance coverage and the policies thereof to be fully pre-paid by the Corporation prior to the Closing and treated as a Transaction Expense. For a period of six (6) years following the Closing Date, the Corporation or its successor shall fulfill and honor in all respects the obligations of the Corporation pursuant to any indemnification provisions under applicable law, the by-laws of the Corporation and the documents listed in Schedule 4.05 as in effect on the date hereof insofar as such indemnification provisions relate to the directors and officers of the Corporation (such directors and officers being herein referred to as the “Corporation Indemnitees”). The rights of each Corporation Indemnitee shall be enforceable by each such Corporation Indemnitee or his or her heirs, personal representatives, successors or assigns. Notwithstanding the foregoing, the obligations of the Corporation or its successor (i) shall be subject to any limitation imposed by Applicable Law and (ii) shall not be deemed to release any Corporation Indemnitee who is also an officer or director of the Corporation from his or her obligations pursuant to this Agreement, nor shall such Corporation Indemnitee have any right of contribution, indemnification or right of advancement from the Corporation or its successor with respect with any Loss claimed by any of the Indemnified Parties against such Corporation Indemnitee in his or her capacity as a Vendor. The Parent hereby covenants and agrees with the Vendors that, during the period commencing on the Closing Date and ending on the date that is six (6) years from the Closing, it shall not take any actions to cancel, terminate, supplement, amend or let lapse the directors and officers and errors and omissions insurance policies referred to herein without the prior written consent of the Vendor Representative.  Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify any Non-Employee Director (as defined below) except with the proceeds of such directors and officers and errors and omissions insurance policies actually received by the Corporation for purposes of indemnifying such Non-Employee Director, and each Non-Employee Director shall be required, as a condition to Closing, to deliver to the Corporation and the Purchaser a release of such director’s rights to indemnification, reserving only rights to indemnification to the extent the proceeds of such directors and officers and errors and omissions insurance policies are actually received by the Corporation for purposes of indemnifying such Non-Employee Director.  “Non-Employee Director” shall mean each director of the Corporation, since its inception, who was not an active employee of the Corporation.  Schedule 4.05 sets forth the names of all directors of the Corporation since its inception, and designates which are Non-Employee Directors.

4.06                                                                           Employment Matters

All of the employees of the Corporation (the “Continuing Employees”) shall as of Closing remain employed by the Corporation on terms and conditions no less favorable to such employees than those to which they are currently subject, provided that the foregoing shall not be deemed an obligation or commitment of the Purchaser or the Corporation to continue the employment of any person during any period after Closing.  The Purchaser shall bear the sole risk of all termination costs in relation to Continuing Employees dismissed by the Corporation or its Affiliates following the Closing Date.

4.07                                                                           Shareholders Agreements

Effective immediately upon the Closing, each of the Corporation and the applicable Vendors hereby: (i) consents to the completion of the transactions contemplated herein for purposes of the Amended and Restated Unanimous Shareholders Agreement among the Corporation and its shareholders dated of December 3, 2010 (the “Shareholders Agreement”), (ii) waives any and all rights that each of them may have under the Shareholders Agreement in connection with the transactions contemplated herein, and (iii) agrees that the Shareholders Agreement and a Voting Agreement dated as of September 28, 2010 are hereby terminated without any further action on the part of the Corporation or the Vendors.

ARTICLE 5 - CONDITIONS

5.01                                                                           Conditions for the Benefit of the Purchaser

(1)           The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

(a)                                  the representations and warranties of the Corporation set forth in Section 3.01 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time, and the Purchaser shall have received a closing certificate in customary form by which an appropriate officer of the Corporation to such effect;

(b)                                 the Corporation shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Corporation at or prior to the Time of Closing, and the Purchaser shall have received a closing certificate in customary form by which an appropriate officer of the Corporation to such effect;

(c)                                  the representations and warranties of each of the Vendors set forth in Section 3.02 will be true and correct at the Time of Closing, and each of the Vendors shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by such Vendor at or prior to the Time of Closing;

(d)                                 there will have been obtained from all appropriate Governmental Authorities such approvals or consents as are required to permit the change of ownership of the Shares contemplated hereby and to permit the business of the Corporation to be carried on by the Purchaser as now conducted;

(e)                                  no action or proceeding will be pending or threatened by any Person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit

(i)                                     the sale and purchase of the Shares contemplated hereby or

(ii)                                  the right of the Corporation to conduct the business of the Corporation;

(f)                                    all directors and officers of the Corporation specified by the Purchaser shall resign;

(g)                                 the Vendors and all directors of the Corporation shall release the Corporation from any and all possible claims against the Corporation arising from any act, matter or thing arising at or prior to the Time of Closing;

(h)                                 the Vendors shall deliver share certificates representing all of the Shares accompanied by a duly executed stock transfer;

(i)                                     all necessary steps and proceedings will have been taken to permit the Shares to be duly and regularly transferred to and registered in the name of the Purchaser;

(j)                                     the Founders and the Purchaser shall have entered into employment letters and agreement(s) related to non-competition, confidentiality and proprietary rights/invention assignment, all in form mutually acceptable to the Founders and the Purchaser;

(k)                                  the Vendors will have delivered to the Purchaser a favourable opinion of the Vendors’ counsel substantially in the form set out in Schedule 5.01(1)(k);

(l)                                     The Purchaser shall be satisfied in its reasonable discretion with all documents and approvals related to the Amalgamation and shall have received evidence of the filing of the Certificate of Amalgamation, all consistent with the provisions of Section 2.01;

(m)                               the Vendors will have delivered to the Purchaser all additional customary documentation reasonably requested by counsel for the Purchaser;

(n)                                 each of the Founders shall have entered into a Non-Competition and Non-Solicitation Agreement in favor of the Purchaser and/or the Corporation in form and substance mutually acceptable to the Founders and the Purchaser; and

(o)                                 the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the Shares will be subject to the approval of the Purchaser’s counsel.

(2)           In case any term or covenant of the Vendors or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Purchaser, without limiting any other right that the Purchaser has, may at its sole option either

(a)                                  rescind this Agreement by notice to the Vendors, and in such event the Purchaser will be released from all obligations hereunder or

(b)                                 waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Purchaser rescinds this Agreement pursuant to Section 5.01(2)(a), the Vendors will also be released from all obligations hereunder.

(3)           The Purchaser hereby acknowledges that the third party consents listed in Schedule 5.01(3) and Intervention Agreements from Optionholders other than Ron Blair, James Smith and Daniel Boisvert have not been obtained at Closing, and notwithstanding any other provision of this Agreement acknowledges and agrees that the Vendors shall not have any liability relating to the failure by the Vendors or the Corporation to provide such consents or Intervention Agreements prior to Closing. Without limiting the foregoing, within 45 days from the date hereof, the Vendor Representative shall co-operate with the Purchaser to seek and obtain such third party consents, as well as to obtain duly executed Intervention Agreements from each of the Optionholders other than Ron Blair, James Smith and Daniel Boisvert.

5.02                                                                           Conditions for the Benefit of the Vendors

(1)           The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing:

(a)                                  the Amalgamation is completed and the Certificate of Amalgamation is issued in connection therewith;

(b)                                 the representations and warranties of the Purchaser set forth in Section 3.04 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(c)                                  the Purchaser will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

(d)                                 the Founders and the Purchaser shall have entered into employment letters and agreement(s) related to non-competition, confidentiality and proprietary rights/invention assignment, all in form mutually acceptable to the Founders and the Purchaser; and

(e)                                  the Vendors will be furnished with such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Vendors or the Vendors’ counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing.

(2)           In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendors at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Vendors, without limiting any other right that the Vendors has, may at its sole option either

(a)                                  rescind this Agreement by notice to the Purchaser, and in such event the Vendors will be released from all obligations hereunder or

(b)                                 waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part and, if the Vendors rescind this Agreement pursuant to Section 5.02(2)(a), the Purchaser will also be released from all obligations hereunder.

ARTICLE 6 - CLOSING ARRANGEMENTS

6.01                                                                           Closing

The sale and purchase of the Shares will be completed at the Time of Closing (via email, facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of the Purchaser’s counsel, Siskinds LLP, 680 Waterloo Street, London, Ontario and the Vendor’s counsel, LaBarge Weinstein LLP in Ottawa, Ontario.

6.02                                                                           Examination of Records and Assets

(1)           The Vendors will forthwith make available to the Purchaser and its authorized representatives all data bases recorded or stored by means of any device, including in electronic form, title documents, abstracts of title, deeds, surveys, leases, certificates of trademarks and copyrights, contracts and commitments in its possession or under its control relating to any of the Corporation, its assets or business.  The Vendors will forthwith make available to the Purchaser and its authorized representatives for examination all books of account and accounting records relating to the Corporation.  The Vendors will, if reasonably requested, provide copies, at the cost of the Purchaser, of the following records maintained in connection with the Corporation: financial statements, records of past sales, customer lists, supplier lists, payroll records, inventory data, inventory master records and accounts receivable data.  The Vendors will give the Purchaser and its authorized representatives every reasonable opportunity to have access to and to inspect the assets of the Corporation.  The exercise of any rights of access or inspection by or on behalf of the Purchaser under this Section 6.02(1) will not affect or mitigate the covenants, representations and warranties of the Vendors in this Agreement which will continue in full force and effect.

(2)           At the Time of Closing the Vendors will deliver to the Purchaser all of the documents referred to in Section 6.02(1) to the extent they are not under the possession or control of the Corporation.

(3)           From and after the Closing Date the Vendors will not disclose to anyone or use for any purpose any confidential information concerning the Corporation and will hold all such information in the strictest confidence.

6.03                                                                           Payment of Indebtedness by Related Persons

Each Vendor shall cause all indebtedness owed to the Corporation by any Vendor (or by any family member or Affiliate of a Vendor) to be paid in full prior to Closing.

ARTICLE 7 - GENERAL

7.01                                                                           Further Assurances

Each of the Vendors and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.02                                                                           Time of the Essence

Time is of the essence of this Agreement.

7.03                                                                           Fees and Commissions

Each of the Vendors and the Purchaser will pay its respective Transaction Expenses and will indemnify and save harmless the other from and against any Claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.  If the Corporation has incurred or paid any Transaction Expenses in connection with the transactions contemplated by this Agreement, then the Corporation shall be reimbursed from the Closing Cash Purchase Price for all such Transaction Expenses incurred or paid by the Corporation.

7.04                                                                           Public Announcements

Except as required by law, regulation or any securities exchange rules, no public announcement or press release concerning the sale and purchase of the Shares may be made by the Vendors or the Purchaser without the prior consent and joint approval of the Vendors and the Purchaser.  The Vendors acknowledge that the Purchaser, as a publicly traded company in the United States, may be required to publicly announce the transactions contemplated by this Agreement and to disclose the terms and conditions of this Agreement.

7.05                                                                           Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

7.06                                                                           Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.07                                                                           Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Purchaser and the Vendors.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.08                                                                           Assignment

This Agreement may not be assigned by the Vendors without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendors to an Affiliate of the Purchaser, provided that such Affiliate enters into a written agreement with the Vendors to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

7.09                                                                           Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, or by electronic means of communication addressed to the recipient as follows:

To the Vendors, to the addresses set forth opposite their name in the counterpart signature pages attached to this Agreement.

To the Purchaser:

35 Executive Blvd
Orange CT, 06477

Fax No.:	203.859.9427
Attention:	General Counsel

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

7.10                                                                           Remedies Cumulative

The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.11                                                                           No Third Party Beneficiaries

This Agreement is solely for the benefit of

(a)                                  the Vendors, the Optionholders and their heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Purchaser under this Agreement, and

(b)                                 the Purchaser, the Corporation and their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Vendors under this Agreement and this Agreement will not be deemed to confer upon or give to any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

7.12                                                                           Governing Law; English Language Document

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.  It is the express will of the parties that this Agreement and all related documents be drawn up in, and governed by, the English language. C’est la volonté expresse des parties que la présente convention ainsi que les documents qui s’y attachment soient redigés en anglais et régis par l’anglais.

7.13                                                                           Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario, and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  The Vendors and the Purchaser each attorns to the jurisdiction of the courts of the Province of Ontario .

7.14                                                                           Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

7.15                                                                           Facsimiles

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

TANGOE INC.
Per:

/s/ Albert R. Subbloie, Jr.
Name: Albert R. Subbloie, Jr.
Title: President and Chief Executive Officer

ANOMALOUS NETWORKS INC.
Per:

/s/ Jaan Leemet
Name: Jaan Leemet
Title: President

BLACKBERRY PARTNERS FUND L.P.
Per:

/s/ Tawfiq Arafat
Name: Tawfiq Arafat
Title: Director

/s/ Jeannette Wilste
Name: Jeannette Wilste
Title: Director

BLACKBERRY PARTNERS OFFSHORE FUND L.P.
Per:

/s/ Tawfiq Arafat
Name: Tawfiq Arafat
Title: Director

/s/ Jeannette Wilste
Name: Jeannette Wilste
Title: Director

Address:
333 Bay Street, Suite 1640
Toronto, Ontario
M5H 2R2

BLIZZARD TECHNOLOGIES INC.
Per:

/s/ Yves Racine
Name: Yves Racine
Title: President

Address:
87 Avenue De Gaspe Est
Saint-Jean-Port-Joli, Quebec
G0R 3G0

BOLIDEA INC.
Per:

/s/ Martin-Lue Archambault
Name: Martin-Lue Archambault
Title: President

Address:
4115 Boulevard Saint-Laurent, Bur.200
Montreal, Quebec
H2W 1Y7

SIGNED, SEALED & DELIVERED In the presence of:

/s/ [Illegible]	/s/ Bill Campbell
Witness	BILL CAMPBELL

Address:

SIGNED, SEALED & DELIVERED In the presence of:

/s/ [Illegible]	/s/ Colin Campbell
Witness	COLIN CAMPBELL

Address:

SIGNED, SEALED & DELIVERED In the presence of:

/s/ [Illegible]	/s/ Daniel Crevier
Witness	DANIEL CREVIER

Address:

SIGNED, SEALED & DELIVERED In the presence of:

/s/ [Illegible]	/s/ Martin Gauthier
Witness	MARTIN GAUTHIER

Address:

SIGNED, SEALED & DELIVERED In the presence of:

/s/ [Illegible]	/s/ Marc Giroux
Witness	MARC GIROUX

Address:

GESTION ALLARD ET DUBE INC.
Per:

/s/ Noel Dube
Name: Noel Dube
Title: VP Secretaire

Address:
20-350 rue Franquet
Quebec, QC
G1P 4P3

GESTION MAGALY CHARBONNEAU INC.
Per:

/s/ Magaly Charbonneau
Name: Magaly Charbonneau
Title:

Address:
284 Kenaston Av.
Mont Royal, Quebec
H3R 1M5

GESTION PHINIC INC.
Per:

/s/ Yves Grou
Name: Yves Grou
Title: Director

Address:
717 Dunlop
Outremont, Quebec
H2V 2W5

GESTION-CONSEIL ANDRE- FOREST INC.
Per:

/s/ Andre Forest
Name: Andre Forest
Title: President

Address:
300 Avenue des Sommets, Bur.1618
Verdun, Quebec
H3E 2B7

SIGNED, SEALED & DELIVERED
In the presence of:

/s/ [Illegible]	/s/ Jaan Leemet
Witness	JAAN LEEMET

JAAN LEEMET FAMILY TRUST
Per:

/s/ Jaan Leemet
Name: Jaan Leemet
Title: Trustee

Address:
98 Audubon Avenue
Dollard-des-Ormeaux, Quebec
H9A 1X2

SIGNED, SEALED & DELIVERED
In the presence of:

/s/ [Illegible]	/s/ Daniel Rudich
Witness	DANIEL RUDICH

DANIEL RUDICH FAMILY TRUST
Per:

/s/ Daniel Rudich
Name: Daniel Rudich
Title: Trustee

Address:
151 Leslie Street
Dollard-des-Ormeaux, Quebec
H9A 1X2

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	11
1.03	Extended Meanings	11
1.04	Statutory References	11
1.05	Accounting Principles	11
1.06	Currency	11
1.07	Schedules	12

ARTICLE 2 - SALE AND PURCHASE		12
2.01	Amalgamation	12
2.02	Shares to be Sold and Purchased	13
2.03	Purchase Price	13
2.04	Payment of Purchase Price	13
2.05	Earn-Out Stock	16
2.06	Stock Issuance; Transfer Restrictions	18
2.07	Stock Options	21
2.08	Withholding	21
2.09	Vendor Representative	21

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		22
3.01	Corporation Representations and Warranties	22
3.02	Vendors’ Representations	36
3.03	Survival of Corporation’s and Vendors’ Representations, Warranties and Covenants	39
3.04	Purchaser’s Representations and Warranties	40
3.05	Survival of Purchaser’s Representations, Warranties and Covenants	41

ARTICLE 4 - COVENANTS		41
4.01	Taxes	41
4.02	Indemnification	42
4.03	Purchaser’s Set-Off and Recovery Rights	45
4.04	Covenants of the Purchaser	47
4.05	Director & Officer Indemnification	47
4.06	Employment Matters	48
4.07	Shareholders Agreements	47

ARTICLE 5 - CONDITIONS		49
5.01	Conditions for the Benefit of the Purchaser	49
5.02	Conditions for the Benefit of the Vendors	51

ARTICLE 6 - CLOSING ARRANGEMENTS		52
6.01	Closing	52
6.02	Examination of Records and Assets	52
6.03	Payment of Indebtedness by Related Persons	53

ARTICLE 7 - GENERAL		53
7.01	Further Assurances	53
7.02	Time of the Essence	53
7.03	Fees and Commissions	53
7.04	Public Announcements	53
7.05	Benefit of the Agreement	53
7.06	Entire Agreement	54
7.07	Amendments and Waivers	54
7.08	Assignment	54
7.09	Notices	54
7.10	Remedies Cumulative	55
7.11	No Third Party Beneficiaries	55
7.12	Governing Law; English Language Document	55
7.13	Attornment	55
7.14	Counterparts	56
7.15	Facsimiles	56

ii

LIST OF SCHEDULES

Schedule 1	Purchase Price Schedule
Schedule 1.01	Software
Schedule 2.04	Option 1 Vendors
Schedule 2.05	Earn-Out Related Terms
Schedule 2.06	Form of Intervention Agreement
Schedule 3.01(e)	Shareholders and Optionholders
Schedule 3.01(k)	Financial Statements
Schedule 3.01(p)	Indebtedness of Non-Arm’s Length Persons
Schedule 3.01(q)	Permitted Encumbrances
Schedule 3.01(v)	Capital Expenditures since Balance Sheet Date
Schedule 3.01(z)	Material Contracts
Schedule 3.01(bb)	Real Property Leases
Schedule 3.01(ee)	Registered Intellectual Property
Schedule 3.01(ff)	Licenses Granted to others to use Owned Intellectual Property
Schedule 3.01(gg)	Contracts for Licensed Intellectual Property
Schedule 3.01(hh)	Consents Required for Licensed Intellectual Property to be Sublicensed to a Third Party
Schedule 3.01(ii)	Royalties
Schedule 3.01(nn)	Third Party Programs
Schedule 3.01(qq)	Delivery of Source Code
Schedule 3.01(rr)	Distribution Arrangements
Schedule 3.01(ss)	Other Agreements for use of Owned Software
Schedule 3.01(tt)	Bug Lists
Schedule 3.01(vv)	Consulting Arrangements
Schedule 3.01(ww)	Written Employment Agreements
Schedule 3.01(xx)	Employees
Schedule 3.01(yy)	Consultants
Schedule 3.01(bbb)	Labour Disputes
Schedule 3.01(ggg)	Benefit Plans
Schedule 3.01(hhh)	Compensation Policies
Schedule 3.01 (ttt)	Realty
Schedule 3.01 (zzz)	Environmental
Schedule 3.01 (aaaa)	Tax liens
Schedule 3.01(bbbb)	Litigation
Schedule 3.01 (dddd)	Licenses, Registrations, Permits and Quotas
Schedule 3.01 (eeee)	Insurance Policies
Schedule 3.02(n)	Founder Holdco Equity
Schedule 4.02	Indemnity Claim Procedures
Schedule 4.05	Directors of the Company
Schedule 5.01(1)(k)	Form of Legal Opinion
Schedule 5.01(3)	Third Party Consents